                                                                   Exhibit 10.15

                                  5 March 2004


              SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION

                 CREDIT SUISSE FIRST BOSTON (HONG KONG) LIMITED

                       DEUTSCHE BANK AG, HONG KONG BRANCH

                           THE HONG KONG UNDERWRITERS
                           named in Schedule 1 hereto

               ===================================================

                             UNDERWRITING AGREEMENT

                                   relating to

                a Global Offering of 5,151,515,000 Shares of par
                              value US$0.0004 each

                                in the capital of

                    Semiconductor Manufacturing International
                 Corporation of which not less than 257,576,000
                Shares are being offered in Hong Kong at HK$2.69
               per Share payable in full on application subject to
                                     refund

               ===================================================

                                    CONTENTS

CLAUSE                                                                    PAGE
1. INTERPRETATION .......................................................    2

2. CONDITIONS ...........................................................    8

3. THE HONG KONG PUBLIC OFFER ...........................................    9

4. THE HONG KONG OFFERING DOCUMENTS .....................................   12

5. ISSUE OF HONG KONG OFFER SHARES ......................................   12

6. UNDERWRITING .........................................................   13

7. PAYMENT UNDER THE PUBLIC OFFER .......................................   15

8. COMMISSION AND EXPENSES ..............................................   16

9. STABILISATION, UNDERTAKINGS AND AUTHORITY RELATING TO THE HONG KONG
   UNDERWRITERS .........................................................   16

10. REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS ........................   17

11. FURTHER UNDERTAKINGS ................................................   18

12. TERMINATION .........................................................   20

13. INDEMNITY ...........................................................   22

14. REMEDIES, WAIVERS AND RELEASE .......................................   23

15. ASSIGNMENT ..........................................................   23

16. FURTHER ASSURANCE ...................................................   24

17. ENTIRE AGREEMENT ....................................................   24

18. NOTICES .............................................................   24

19. ANNOUNCEMENTS .......................................................   25

20. TIME OF ESSENCE .....................................................   26

21. INVALIDITY ..........................................................   26

22. GOVERNING LAW .......................................................   26

23. DISPUTE RESOLUTION ..................................................   26

24. IMMUNITY ............................................................   27

25. JUDGMENT CURRENCY INDEMNITY .........................................   27

26. COUNTERPARTS ........................................................   28

SCHEDULE 1 HONG KONG UNDERWRITERS .......................................   29

SCHEDULE 2 THE CONDITIONS PRECEDENT DOCUMENTS ...........................   30

  Part A ................................................................   30

   1. Legal Documents ...................................................   30

   2. Documents relating to the Public Offer ............................   30

   3. Legal Opinions ....................................................   31

   4. Other Documents ...................................................   31

  Part B ................................................................   32

SCHEDULE 3 THE WARRANTIES ...............................................   33

SCHEDULE 4 HONG KONG UNDERWRITERS' SET OFF ARRANGEMENTS .................   43

SCHEDULE 5 ADVERTISING ARRANGEMENTS .....................................   44

                                                                         Page II

THIS AGREEMENT is made on 5 March 2004

BETWEEN:

(1) SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION, a company incorporated in the Cayman Islands whose registered office is at PO Box 309 GT, Ugland House, George Town, Grand Cayman, Cayman Islands (the Company);

(2) CREDIT SUISSE FIRST BOSTON (HONG KONG) LIMITED, a company incorporated in Hong Kong whose place of business in Hong Kong is at 45/F, Two Exchange Square, Central, Hong Kong (CSFB);

(3) DEUTSCHE BANK AG, HONG KONG BRANCH, whose place of business in Hong Kong is at 55/F Cheung Kong Center, 2 Queen's Road Central, Hong Kong (Deutsche
     Bank);

(4) THE HONG KONG UNDERWRITERS whose respective names and addresses are set out in Schedule 1 (together, the Hong Kong Underwriters and individually, a Hong Kong Underwriter).

WHEREAS:

(A) The Company was incorporated in the Cayman Islands on 3 April 2000, with the registration number CR-98964.

(B) The Company submitted a valid application (together with all necessary supporting documents) to the Registrar of Companies in Hong Kong to be registered as an oversea company in Hong Kong under Part XI of the Companies Ordinance and has been registered accordingly on 26 February 2004.

(C) Upon closing of the Global Offering, the Company will have an authorised share capital of US$22,000,000 divided into 50,000,000,000 Shares of US$0.0004 each and 5,000,000,000 undesignated preference shares of US$0.0004 each, and an issued share capital of US$7,290,000 divided into 18,224,352,150 Shares of US$0.0004 each on the basis of the assumptions set out in the section headed "Share Capital" in the Hong Kong Prospectus.

(D) At a meeting of the board of Directors held on 4 March 2004, resolutions were passed pursuant to which, inter alia, Directors were authorized to agree and sign on behalf of the Company this Agreement and all the other relevant documents in connection with the Global Offering.

(E) Pursuant to the Prospectuses, the Company has agreed to offer for subscription and the Selling Shareholders have agreed to offer for sale the Offer Shares pursuant to the Global Offering, with the Hong Kong Offer Shares being offered pursuant to the Hong Kong Public Offering, the International Offer Shares being offered pursuant to the International Offering and the US Offer Shares being offered pursuant to the US Offering.

(F) The Selling Shareholders are expected to grant to the Joint Bookrunners for and on behalf of the International Underwriters and US Underwriters an over-allotment option to require the Selling Shareholders to sell up to an aggregate of 772,727,000 additional Shares to cover over-allocations in connection with the International Offering and US Offering.

(G) The Company has appointed CSFB and Deutsche Bank to act as joint sponsors to the Company in relation to the application to the Hong Kong Stock Exchange for the listing of and granting of permission to deal in the Offer Shares on the Main Board of the Hong Kong Stock Exchange.

(H) The Company has agreed to give the representations, warranties and undertakings hereinafter mentioned.

NOW IT IS AGREED as follows:

1.   Interpretation

1.1 In this Agreement (including the recitals and the Schedules), the following expressions shall, unless the context otherwise requires, have the following meanings:

Acceptance Date means 11 March 2004 being the date on which the application lists for the Hong Kong Offer Shares will close as stated in the section headed "How to Apply for Hong Kong Offer Shares" in the Hong Kong Prospectus (or such other later date as such application lists may close as provided in the Prospectus and the Application Forms);

Accounts Date means 31 December 2003;

ADRs means American Depositary Receipts to be issued pursuant to the Deposit Agreement;

ADSs means American Depositary Shares;

affiliate means in relation to a particular company, any company or other entity which is its holding company or subsidiary, or any subsidiary of its holding company or which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the company specified. For the purposes of this definition the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise;

Agreement Among Hong Kong Underwriters means the agreement to be entered into between the Hong Kong Underwriters and the Sponsors at the date hereof;

Application Forms means the white and yellow application forms for the Hong Kong Offer Shares each in the agreed form to be issued by the Company with the Hong Kong Prospectus;

Approval means any consent, approval, authorisation, sanction, permission, order, franchise, registration, filing, clearance, qualification, licence, permit, certificate or declaration;

Brokerage means brokerage at the rate of 1 per cent. of the Offer Price in respect of the Hong Kong Offer Shares, payable to members of the Hong Kong Stock Exchange and the Hong Kong Underwriters (as the case may be) pursuant to the Hong Kong Public Offering;

Business Day means any day (including a Saturday) on which licensed banks generally are open for business in Hong Kong;

CCASS means the Central Clearing and Settlement System established and operated by Hongkong Clearing;

Claw Back Shares means the International Offer Shares or US Offer Shares withdrawn from the International Offering or the US Offering, as the case may be, and made available as an additional part of the Hong Kong Offer Shares for subscription pursuant to the Hong Kong Public Offering pursuant to clause 3.5 or 3.7;

Closing means the time when, or as soon as possible after which, payment is to be made under clause 7, that is the time when the Conditions have been fulfilled or waived in accordance with this Agreement, which is 8:00 a.m. on 18 March 2004 or otherwise as agreed between the Company and the Sponsors (on behalf of the Hong Kong Underwriters);

Companies Ordinance means the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);

Company Accounts means the audited results of the Group for each of the financial years ended 31st December 2001, 2002 and 2003;

Conditions means the conditions set out in clause 2.1;

Deposit Agreement means the deposit agreement expected to be entered into between the Company, the Depositary and all holders from time to time of the ADRs;

Depositary means JPMorgan Chase Bank;

Director(s) means the director(s) of the Company;

Final Offering Circular means the final offering circular to be issued by the Company in connection with the International Offering;

Formal Notice means the formal notice substantially in the agreed form required under Rule 12.02, Chapter 12 of the Hong Kong Listing Rules to be published in connection with the Hong Kong Public Offering in the newspapers and on the dates specified in Schedule 5 ;

Global Coordinator means CSFB;

Global Offering means the Hong Kong Public Offering, the International Offering and the US Offering;

Governmental Authorisation means an Approval from an applicable Governmental Authority;

Governmental Authority means any public, regulatory or governmental agency or authority (including, without limitation, the Hong Kong Stock Exchange), other authority and any court at the national, provincial, municipal or local level;

Group means the Company, the Subsidiaries and any of its subsidiaries from time to time;

HK dollars and HK$ means Hong Kong dollars, the lawful currency of Hong Kong;

holding company has the meaning ascribed thereto in section 2 of the Companies Ordinance;

Hongkong Clearing means Hong Kong Securities Clearing Company Limited;

Hong Kong means Hong Kong Special Administrative Region of the PRC;

Hong Kong Listing Rules means The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

Hong Kong Offer Shares means the Initial Public Offer Shares (i) together with, where applicable, the Claw Back Shares, or (ii) as may be adjusted pursuant to clause 6.7;

Hong Kong Offering Documents means the Hong Kong Prospectus and the Application Forms;

Hong Kong Prospectus means the prospectus to be issued by the Company in connection with the Hong Kong Public Offering substantially in the agreed form;

Hong Kong Public Offering means the offer for subscription of the Hong Kong Offer Shares in Hong Kong on and subject to the terms and conditions set out in the Hong Kong Offering Documents;

Hong Kong Stock Exchange means The Stock Exchange of Hong Kong Limited;

Hong Kong Underwriters means the underwriters listed in Schedule 1;

Initial Public Offer Shares means the 257,576,000 Shares initially offered for subscription by the Company pursuant to the Hong Kong Public Offering and excluding any Claw Back Shares or any adjustment made pursuant to clause 6.7;

International Offer Shares means the Shares initially offered by the Company and the Selling Shareholders pursuant to the International Offering subject to the provisions of clauses 3.5, 3.7 and 6.7 and the Over-Allotment Option;

International Offering means the offering of Shares to professional and institutional investors (including to professional and institutional investors within Hong Kong) pursuant to the International Offering Circular;

International Offering Circular means the Preliminary Offering Circular and the Final Offering Circular;

International Underwriting Agreement means the underwriting agreement relating to the US Offering and the International Offering expected to be entered into between the Company, the Selling Shareholders, the International Underwriters and the US Underwriters on or following the Price Determination Date;

International Underwriters means the group of underwriters of the International Offering, led by CSFB and Deutsche Bank, who are expected to enter into the International Underwriting Agreement;

Intersyndicate Agreement means the agreement to be entered into between the Hong Kong Underwriters, the International Underwriters and the US Underwriters;

Joint Bookrunners means CSFB and Deutsche Bank;

Law means any law, rule, regulation, guideline, opinion, notice, circular, order, judgment, decree or ruling of any Governmental Authority;

Listing Committee means the Listing Committee of the Hong Kong Stock Exchange;

Multiple Applications Letter means the letter from the Company to the Share Registrar substantially in the agreed form relating to identification of multiple applications in relation to the Hong Kong Offer Shares;

Nominee means HSBC Nominees (Hong Kong) Limited, in whose name the application monies are to be held by the Receiving Bankers under the Receiving Bankers' Agreement;

Non-PRC Subsidiary means a Subsidiary incorporated in any jurisdiction other than the PRC;

Offer Shares means the 3,030,303,000 Shares and 2,121,212,000 Shares respectively being initially offered for subscription (by the Company) and sale (by the Selling Shareholders) pursuant to the Global Offering together with any further Shares sold pursuant to the exercise of the Over-Allotment Option;

Offer Price means the price per Share for the Hong Kong Offer Shares as fixed in accordance with the provisions of clause 3.6;

Over-Allotment Option means the option expected to be granted by the Selling Shareholders to the International Underwriters and the US Underwriters exercisable by the Joint Bookrunners on behalf of the International Underwriters and the US Underwriters under the International Underwriting Agreement to require the Selling Shareholders to sell up to an aggregate of 772,727,000 additional Shares solely to cover over-allocation in connection with the International Offering and the US Offering;

Over-Allotment Shares means up to 772,727,000 Shares which the Selling Shareholders may be required to sell at the Offer Price pursuant to the Over-Allotment Option;

PRC means the People's Republic of China, which, for the purpose of this Agreement, excludes Hong Kong, the Macau Special Administrative Region of the PRC and Taiwan;

PRC Subsidiary means a Subsidiary incorporated in the PRC;

Preliminary Offering Circular means the preliminary offering circular issued by the Company in connection with the International Offering (dated 25 February
2004);

Price Determination Agreement means the letter agreement to be entered into between the Sponsors (on behalf of the Underwriters), and the Company immediately following the determination of the Offer Price in accordance with clause 3.6 to record the price so determined;

Price Determination Date means the date on which the Offer Price is determined in accordance with the provisions of clause 3.6, which is expected to be on or about 11 March 2004 and in any event shall not be later than 17 March 2004;

Proceedings means any suit, action or proceeding arising out of or in connection with this Agreement;

Prospectuses means the Hong Kong Prospectus, the US Prospectus and the International Offering Circular;

Prospectus Date means 8 March 2004;

Receiving Bankers means The Hongkong and Shanghai Banking Corporation, Standard Chartered Bank and Bank of China (Hong Kong) Limited, being the banks appointed to hold the application monies received in connection with the Hong Kong Public Offering pursuant to the Receiving Bankers' Agreement;

Receiving Bankers' Agreement means the agreement appointing the Receiving Bankers in the agreed form;

Registrar's Agreement means the agreement between the Share Registrar and the Company in the agreed form;

Reporting Accountants means Deloitte Touche Tohmatsu;

Schedules means schedules to this Agreement;

Securities Act means the US Securities Act of 1933, as amended;

Selling Shareholders means certain shareholders of the Company offering for sale Offer Shares in the Global Offering, as set out in Schedule B to the International Underwriting Agreement;

SFO means the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong
Kong);

Share Registrar means Computershare Hong Kong Investor Services Limited;

Shares means ordinary shares of par value US$0.0004 each in the share capital of the Company for which applications have been made for the grant of the listing, and permission to deal, on the Hong Kong Stock Exchange;

Sponsors means CSFB and Deutsche Bank;

Subsidiaries means the subsidiaries of the Company as listed in the Accountants' Report set out in Appendix I to the Prospectus, and Subsidiary means any of them;

subsidiary has the meaning ascribed to it in the Companies Ordinance;

Taxation means all forms of taxation whether in Hong Kong or elsewhere in the world wherever imposed and all statutory, governmental, state, provincial, local governmental or municipal impositions, duties and levies and all penalties, charges, costs and interest relating thereto;

transaction means any transaction, act, event, omission or circumstance existing of whatever nature;

Transaction Levy means the transaction levy charged by the Hong Kong Stock Exchange on the Company and the subscribers for the Hong Kong Offer Shares;

Underwriters means the Hong Kong Underwriters, the International Underwriters and the US Underwriters;

US and United States means the United States of America, its territories, its possessions, any State of the United States of America and the District of Columbia;

US dollar and US$ means United States dollar, the lawful currency of the United States;

US Offer Shares means the Shares initially offered by the Company and the Selling Shareholders pursuant to the US Offering, subject to the provisions of clauses 3.5, 3.7 and 6.7 and the Over-Allotment Option;

US Offering means the offering of Shares in the United States and Canada as defined and described in the Hong Kong Prospectus;

US Prospectus means the prospectus to be issued by the Company in connection with the US Offering;

US Underwriters means the group of underwriters of the US Offering led by Credit Suisse First Boston LLC and Deutsche Bank Securities Inc. who are expected to enter into the International Underwriting Agreement;

Valid Applications means applications under the Hong Kong Public Offering from persons made before the closing of the application lists by (a) giving electronic application instructions to Hongkong Clearing (i) which have been duly submitted and are otherwise in accordance with the terms and conditions of the Hong Kong Offering Documents and (ii) in respect of which the debit from such person's Designated Bank Account (as defined in the General Rules of CCASS) to effect such instructions has been accepted by the relevant bank when first requested (or, and without prejudice to the provisions of clauses 6.1 and 6.5, if practicable in the circumstances and requested by the Sponsors (for themselves and on behalf of the other Hong Kong Underwriters) or the Company, on further request) or (b) on Application Forms which (i) have been duly completed and submitted and are otherwise in accordance with the terms and conditions of the Hong Kong Offering Documents and (ii) are accompanied by cheques or banker's cashier orders for the full amount payable on application which are honoured on first presentation (or, and without prejudice to the provisions of clauses 6.1 and 6.5, if practicable in the circumstances and requested by the Sponsors (for themselves and on behalf of the other Hong Kong Underwriters) or the Company, on further presentation) and subject to the provisions of clauses 3.4 and 3.5;

Verification Notes means the verification notes in respect of the Hong Kong Prospectus prepared by Freshfields Bruckhaus Deringer dated 5 March 2004 (signed copies of which have been or will be delivered to the Sponsors); and

Warranties means the representations, warranties and undertakings in Schedule 3 and given or made, or deemed to be given or made, pursuant to clause 10 and Warranty shall be construed accordingly.

1.2  In this Agreement, unless otherwise specified:

(a) references to recitals, clauses, sub-clauses, paragraphs and Schedules are to recitals, clauses, sub-clauses, paragraphs of, and schedules to, this Agreement;

(b) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(c) references to a "company" shall be construed so as to include any company, corporation or other body corporate, whenever and however incorporated or established;

(d) references to a "person" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

(e) references to writing shall include any mode of reproducing words in a legible and non-transitory form;

(f) references to times of the day are, unless otherwise specified, to Hong Kong time;

(g) all headings to clauses, sections and Schedules are for convenience only and do not affect the interpretation of this Agreement;

(h) references to the "closing of the application lists" shall be to 12:00 noon on the Acceptance Date;

(i) the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules; and

(j) a reference to a document being "in the agreed form" means such document in a form agreed and initialled for the purposes of identification by Freshfields Bruckhaus Deringer and Slaughter and May.

2.   Conditions

2.1 Obligations Conditional: The obligations of the Hong Kong Underwriters under this Agreement are conditional upon:

(a) Documents: the Sponsors, on behalf of the Hong Kong Underwriters, receiving the documents listed in Schedule 2 , Part A not later than 5:00 p.m. on the Business Day prior to the Prospectus Date and the documents listed in
     Schedule 2 , Part B not later than 5:00 p.m. on the Business Day prior to the Closing, in each case in form and content satisfactory to the Sponsors;

(b) Prospectus Authorisation: the lodging of the Hong Kong Prospectus (and other required documents) with the Hong Kong Stock Exchange on the Business Day prior to the Prospectus Date, and the Hong Kong Stock Exchange issuing a certificate pursuant to section 342C(5) of the Companies Ordinance certifying that it authorises registration of the Hong Kong Prospectus prior to the Prospectus Date;

(c) Prospectus Registration: the registration of one copy of the Hong Kong Prospectus duly certified by two Directors (or by their agents duly authorised in writing) as having been approved by the resolutions of the board of Directors and having all the documents required pursuant to the provisions of section 342C of the Companies Ordinance to be endorsed thereon or attached thereto by the Registrar of Companies in Hong Kong before the Prospectus Date;

(d) Listing: listing of and permission to deal in all the Offer Shares being granted (subject only to allotment) by the Listing Committee in principle on or before the Price Determination Date and dealings in the Offer Shares being allowed by the Hong Kong Stock Exchange to commence on the Hong Kong Stock Exchange on or before 18 March 2004 (or such later date as the Company and the Sponsors on behalf of the Hong Kong Underwriters may agree) (and such listing and permission not subsequently being revoked prior to the time and date detailed in clause 12.1);

(e)  International Underwriting Agreement:

          (i) the execution and delivery of the International Underwriting Agreement and the Price Determination Agreement on or around the Price Determination Date; and

          (ii) the International Underwriting Agreement becoming unconditional in accordance with its terms (other than any condition for this Agreement to become unconditional) and not having been terminated in accordance with its terms or otherwise, prior to 8:00 a.m. on the morning on which dealing is scheduled to commence in the Offer Shares on the Hong Kong Stock Exchange; and

(f) Offer Price: the Offer Price having been fixed on the Price Determination Date in accordance with the provisions of clause 3.6.

2.2 Undertakings: The Company undertakes to use its reasonable best endeavours to procure the fulfilment of the conditions set out in clause 2.1 above and in particular shall furnish such information, supply such documents, pay such fees, give such undertakings and do all such acts and things as may be reasonably required by the Sponsors (on behalf of the Hong Kong Underwriters), the Hong Kong Stock Exchange and the Registrar of Companies in Hong Kong in connection with the application for the listing of and permission to deal in the Offer Shares and the fulfilment of such conditions.

2.3 Waiver: The Sponsors, for themselves and on behalf of the Hong Kong Underwriters, may, at any time, waive any or all of the Conditions or extend the deadline for the fulfilment of such Conditions by such number of days or in such manner as they may in their absolute discretion determine.

2.4 Termination: In the event that any of the Conditions is not fulfilled or waived, or in the event that the Price Determination Date shall not occur, on or prior to 7 April 2004, this Agreement shall terminate with immediate effect and the provisions of clause 12.2 shall apply.

3.   The Hong Kong Public Offering

3.1 Hong Kong Public Offering: The Company will, subject to the determination of the Offer Price in accordance with clause 3.6, offer the Hong Kong Offer Shares for subscription by the public in Hong Kong at the Offer Price, payable in full on application in HK dollars together with brokerage of 1 per cent., SFC transaction levy of 0.005 per cent., investor compensation levy of 0.002 per cent. and Hong Kong Stock Exchange trading fee of 0.005 per cent. on and subject to the terms and conditions set out in the Hong Kong Offering Documents and this Agreement.

3.2  Appointment: The Company hereby appoints, to the exclusion of all others:

(a)  CSFB to act as global coordinator of the Global Offering;

(b) CSFB and Deutsche Bank to act as joint sponsors for the Company in relation to the application to the Hong Kong Stock Exchange for the grant of listing of the Offer Shares;

(c)  CSFB and Deutsche Bank to act as joint bookrunners of the Global Offering;
     and

(d) the Hong Kong Underwriters as underwriters for the Hong Kong Public Offering; and

relying on the representations, warranties and undertakings herein contained and subject as hereafter mentioned, CSFB, Deutsche Bank and each Hong Kong Underwriter respectively and severally accept such appointments.

The Company hereby confirms that the foregoing appointments confer on CSFB, Deutsche Bank and each Hong Kong Underwriter, respectively, all powers, authorities and discretion on behalf of the Company which are reasonably necessary for, or reasonably incidental to, the lawful making of the Hong Kong Public Offering.

Each such appointment is made on the basis, and on terms, that each appointee may, as far as it relates to the Hong Kong Public Offering, at the option of such appointee, delegate all or any of its relevant rights, duties, powers and discretions in such manner and on such terms as it thinks fit (with or without formality and without prior notice of any such delegation being required to be given to the Company) to any one or more of its affiliates; provided, however, that no such delegation shall in any way release any appointee from, or otherwise reduce, the duties and responsibilities of such appointee hereunder.

3.3 Formal Notice: The Company and the Sponsors will, subject to registration of the Hong Kong Prospectus in accordance with clause 2.1(c), cause the Formal Notice to be published in such newspapers and on such date(s) as set out in
Schedule 5, or as the Company and the Sponsors may otherwise agree in writing. The Company will cause such number of copies of the Hong Kong Prospectus together with Application Forms as the Sponsors (on behalf of the Hong Kong Underwriters) may reasonably request to be delivered to the Sponsors or as the Sponsors (on behalf of the Hong Kong Underwriters) may direct for the purpose of issuing the same generally.

3.4 Application Lists: The application lists for the Hong Kong Offer Shares will, subject as mentioned below, open at 11:45 a.m. on the Acceptance Date and will close at 12:00 noon on the same day. In the event of a tropical cyclone warning signal No. 8 or above or a "black" rainstorm warning signal (in any such case, a signal) being in force in Hong Kong at any time between 8:00 a.m. and 12:00 noon on the Acceptance Date then the application lists will open at 11:45 a.m. and close at 12:00 noon on the next Business Day on which no signal remains in force at any time between 8:00 a.m. and 12:00 noon and all references in this Agreement to the closing of the application lists shall be construed accordingly.

3.5 Basis of Allocation: The Company agrees that the Joint Bookrunners shall have the sole and exclusive right in their absolute discretion, and on behalf of the Company, on and subject to the terms and conditions set out in the Hong Kong Offering Documents, this Agreement and the Receiving Bankers' Agreement, to accept or reject (in whole or in part) any applications for Hong Kong Offer Shares (including, where the number of Hong Kong Offer Shares being. applied for exceeds the total number of the Hong Kong Offer Shares, the right to determine the basis of allocation of the Hong Kong Offer Shares) and the Joint Bookrunners, without prejudice to clause 3.7 below, may, but shall not be obliged to, withdraw Offer Shares from the International Offering or US Offering and, on behalf of the Company, make available such Offer Shares as additional Hong Kong Offer Shares to satisfy Valid Applications.

3.6 Price Determination: The Offer Price shall be fixed by agreement (if agreement can be reached) between the Company and the Sponsors (on behalf of the Hong Kong Underwriters) in HK dollars after the demand for the International Offering has been determined, which price (not including brokerage, Stock Exchange trading fee, SFC transaction levy and investor compensation levy) shall not exceed HK$2.69 per Share and is expected to be not lower than HK$2.39 per Share. The Offer Price will be determined on the Price Determination Date and shall upon its determination be recorded in the Price Determination Agreement to be executed at such time.

3.7 Clawback: The aggregate number of Initial Public Offer Shares shall be increased in the following manner in the event of a Hong Kong Public Offering over-subscription:

(a) if the number of Shares which are the subject of Valid Applications represents 15 times or more but less than 50 times the number of Initial Public Offer Shares, then Shares will be reallocated to the Hong Kong Public Offering from the International Offering and US Offering so that the total number of Shares available under the Hong Kong Public Offering will be increased to 386,364,000 Shares representing approximately 7.5 per cent. of the total number of Shares initially available in the Global Offering (without any exercise of the Over-Allotment Option);

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(b)  if the number of Shares which are the subject of Valid Applications represents 50 times or more but less than 100 times the number of Initial Public Offer Shares, then Shares will be reallocated to the Hong Kong Public Offering from the International Offering and US Offering so that the total number of Shares available under the Hong Kong Public Offering will be increased to 643,939,000 Shares representing approximately 12.5 per cent. of the total number of Shares initially available in the Global Offering (without any exercise of the Over-Allotment Option); and

(c) if the number of Shares which are the subject of Valid Applications represents 100 times or more the number of Initial Public Offer Shares, then Shares will be reallocated to the Hong Kong Public Offering from the International Offering and US Offering so that the total number of Shares available under the Hong Kong Public Offering will be increased to 1,030,303,000 Shares representing approximately 20 per cent. of the total number of Shares initially available in the Global Offering (without any exercise of the Over-Allotment Option).

The relevant number of International Offer Shares and US Offer Shares shall be withdrawn from the International Offering and US Offering and made available as additional Hong Kong Offer Shares offered for subscription pursuant to the Hong Kong Public Offering. Any such reallocation shall have no effect on the Company's obligations to pay the commission due to the Hong Kong Underwriters which shall be determined pursuant to clause 8.

3.8 Pools: The total number of Hong Kong Offer Shares shall be divided equally into two pools for allocation purposes: pool A and pool B. The Shares in pool A will be allocated by the Sponsors in their discretion (with prior consultation with the Company) on an equitable basis to applicants who have applied for Shares with an aggregate subscription price of HK$5 million (excluding the brokerage and the Hong Kong Stock Exchange trading fee, SFC transaction levy and investor compensation levy payable) or less per applicant. The Shares in pool B will be allocated by the Sponsors in their discretion (with prior consultation with the Company) on an equitable basis to applicants who have applied for Shares with an aggregate subscription price of more than HK$5 million (excluding the brokerage and the Hong Kong Stock Exchange trading fee, SFC transaction levy and investor compensation levy payable) per applicant. The Sponsors shall determine, after consultation with the Company, the allocation ratio for the two pools described above subject to the provisions relevant thereto set out in the section headed "Structure of the Global Offering" in the Hong Kong Prospectus. Any Shares which are reallocated from the International Offering or US Offering to the Hong Kong Public Offering pursuant to clause 3.7 shall, subject to the provisions of this clause and the Hong Kong Offering Documents, be allocated in such manner as the Sponsors may in their absolute discretion determine, after consultation with the Company.

3.9 Changes to Price Range and Initial Public Offer Shares: The Sponsors on behalf of the Hong Kong Underwriters may, where considered appropriate, based on the level of interest expressed by prospective investors during the book-building process, with the prior written consent of the Company, change the indicative Offer Price range or the number of Initial Public Offer Shares as stated in the Hong Kong Prospectus. In any such case, the Company shall, as soon as practicable following the decision to make such change and in any event not later than the morning of the Acceptance Date, cause to be published in the South China Morning Post and the Hong Kong Economic Times notices of the change in the indicative Offer Price range or the number of the Initial Public Offer Shares.

3.10 Receiving Bankers: The Company will prior to the Prospectus Date appoint the Receiving Bankers to act as receiving bankers in connection with the receiving of completed applications for Hong Kong Public Offer Shares and the Nominee in connection with the receiving and holding of application moneys and any interest accruing thereon, in both cases, on and subject to the terms and conditions of the Receiving Bankers' Agreement.

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3.11  Share Registrar: The Company will prior to the Prospectus Date appoint the
Share Registrar to provide services in connection with the processing of applications under the Hong Kong Public Offering on and subject to the terms and conditions of the Registrar's Agreement and the Multiple Applications Letter.

3.12 Undertakings to Hong Kong Underwriters: Without prejudice to the foregoing obligations, the Company undertakes with the Hong Kong Underwriters that it will use all reasonable best endeavours to do all such other acts and things, pay all fees and execute all documents as may be reasonably required by the Sponsors for the purpose of the Global Offering and obtaining listing of and permission to deal in the Offer Shares on the Hong Kong Stock Exchange (including in particular effecting all necessary registrations and filings with the Hong Kong Stock Exchange and the Registrar of Companies in Hong Kong and taking all reasonable steps to ensure that each of the Directors will sign or cause to be duly signed on their behalf all documents (including the Verification Notes) required to be signed by them as directors of the Company for the purposes of or in connection with any such registrations and filings and the obtaining of listing of and permission to deal in the Offer Shares on the Hong Kong Stock Exchange) so as to enable the listing of and permission to deal in the Offer Shares to commence on 18 March 2004 to be granted by the Listing Committee and become effective.

3.13 Underwriting Waiver: No Hong Kong Underwriter shall be responsible for any loss or damage (except for any loss or damage arising primarily out of any gross negligence, wilful default or fraud on the part of that Hong Kong Underwriter) to any persons arising from any transaction lawfully and properly carried out by it pursuant to this Agreement or to the Company for any alleged insufficiency of the Offer Price.

4.    The Hong Kong Offering Documents

4.1 Issue: Subject to the Hong Kong Prospectus having been registered by the Registrar of Companies in Hong Kong, the Company will, on the Prospectus Date, issue the Hong Kong Offering Documents and will cause such number of Hong Kong Offering Documents as the Sponsors may specify to be delivered to the Sponsors or as the Sponsors direct for the purpose of issuing the same generally.

4.2 Other Documents: Except for the Hong Kong Offering Documents or except as otherwise provided pursuant to the provisions of this Agreement or as required by the Hong Kong Stock Exchange, the Company undertakes not to, before Closing, without the prior written approval of the Sponsors, issue, publish, distribute or otherwise make publicly available any document (including any prospectus), material or information in connection with the Hong Kong Public Offering.

5.    Issue of Hong Kong Offer Shares

5.1 Allocations: Upon receipt by the Share Registrar of the Application Forms for the Valid Applications, the Company shall, subject to the terms and conditions of this Agreement:

(a) at Closing, allot and issue the Initial Public Offer Shares in accordance with the relevant sections of the Hong Kong Offering Documents and this Agreement to the applicants and in the numbers specified by the Sponsors on terms that they rank pari passu in all respects with the existing issued Shares, including the right to rank in full for all distributions thereafter declared, paid or made by the Company, and that they will rank pari passu in all respects with the International Offer Shares;

(b) at Closing, procure that the names of the successful applicants (or, where appropriate, HKSCC Nominees Limited) shall be entered in the register of members of the Company accordingly (without payment of any registration fee); and

(c) as soon as practicable, and in any event by no later than the fourth Business Day after the Acceptance Date, procure that share certificates in respect thereof (each in a form complying with the Hong Kong Listing Rules) shall be issued and dispatched, or delivered to Hong Kong Clearing for immediate credit to such CCASS stock accounts as shall be notified by the Sponsors to the Company for such purpose, or made available for collection (as applicable) as provided for in the Hong Kong Offering Documents and this Agreement.

6.   Underwriting

6.1 Several Underwriting Commitments: On and subject to the terms and conditions of this Agreement and in reliance upon the Warranties, if and to the extent that, by 12:00 noon on the Acceptance Date, there shall remain any Initial Public Offer Shares for which Valid Applications, as subsequently calculated, have not been received (an Under-Subscription), the Hong Kong Underwriters shall, subject to clause 6.7, apply or procure applications for the Hong Kong Offer Shares representing the shortfall at the Offer Price in accordance with the terms and conditions set out in the Hong Kong Offering Documents (other than as to the deadline for making the application and save as provided in this clause) and shall pay or procure to be paid, in accordance with clause 6.6(b) the full amount payable on application PROVIDED THAT the obligations of the Hong Kong Underwriters in respect of Hong Kong Offer Shares under this sub-clause shall be several (and not joint and several) on the basis that each Hong Kong Underwriter shall apply or procure applications for the number of Hong Kong Offer Shares to which this sub-clause applies in the proportions set out against its name in the column headed "Percentage of Hong Kong Public Offering Underwritten" in Schedule 1.

6.2 Rights and Liabilities: None of the Hong Kong Underwriters will be liable for any failure on the part of any of the other Hong Kong Underwriters to perform its obligations under this clause. Notwithstanding the foregoing, each of the Hong Kong Underwriters shall be entitled to enforce any or all of its rights under this Agreement either alone or jointly with the other Hong Kong Underwriters.

6.3 Acceptance of Applications: The Company agrees with the Hong Kong Underwriters that all Valid Applications received prior to the closing of the application lists and accepted by the Sponsors, either in whole or in part, will be accepted by the Company before calling upon the Hong Kong Underwriters or any of them to perform the obligations imposed on them by this clause.

6.4 Calculation of Hong Kong Offer Shares Applied For: Following the closing of the application lists, the Company will, in conjunction with the Receiving Bankers and the Share Registrar, calculate and notify the Sponsors of the number of Hong Kong Offer Shares for which Valid Applications have been received and not rejected and will use its reasonable endeavours to procure that the applications will be processed, and such calculation and notification made, as soon as practicable and in any event not later than 32 hours following the closing of the application lists.

6.5 Notification to Sponsors: In the event of an Under-Subscription such that the Hong Kong Underwriters are obliged, subject to clause 6.7, to apply for or procure applicants pursuant to clause 6.1 for the Hong Kong Offer Shares representing the shortfall, the Company will use its reasonable endeavours to procure that the Share Registrar and/or the Receiving Bankers will as soon as possible and in any event not later than 5:00 p.m. on the

Acceptance Date notify the Sponsors on behalf of the Hong Kong Underwriters of the number of Hong Kong Offer Shares falling to be taken up pursuant to clause 6.1.

6.6 Hong Kong Underwriters' Subscription Obligations: Subject to clause 6.7, each of the Hong Kong Underwriters will:

(a) as soon as practicable, and in any event not later than 2:00 p.m. or (on a Saturday) 12 noon on the third Business Day immediately after the date on which any notification is made under clause 6.5 and subject to the Conditions having been fulfilled or waived by the Sponsors (on behalf of the Hong Kong Underwriters), severally, in the proportions set out in
     Schedule 1, deliver to the Company duly completed Application Form(s) for such number of Hong Kong Offer Shares as fall to be taken up by them pursuant to clause 6.1, and subject to the proviso in clause 6.1, specifying the name(s) and address(es) of the applicant(s) and the number of Hong Kong Offer Shares to be allocated to each such applicant; and

(b) at Closing, upon the Company duly allotting, issuing and delivering such Hong Kong Offer Shares to the Sponsors through the facilities of Hongkong Clearing for credit to the CCASS participants' accounts of the said applicants, severally pay, or procure to be paid, to the Company the aggregate amount of the Offer Price for the Hong Kong Offer Shares as fall to be taken up by such Hong Kong Underwriters pursuant to clause 6.1 and in the proportions set out in Schedule 1 (subject to the sub-paragraphs below) provided that while such payments may be made through the Sponsors on behalf of the Hong Kong Underwriters at their discretion and without obligation, the Sponsors shall not be responsible for the failure by any Hong Kong Underwriter (apart from itself in its capacity as a Hong Kong Underwriter) to make such payment. The net purchase price payable by the Hong Kong Underwriters for the Hong Kong Offer Shares as fall to be taken up by them above shall be paid to the Company after deducting:

          (i) the underwriting commission of 2.75 per cent. payable pursuant to clause 8.1;

          (ii) the aggregate SFC transaction levy and investor compensation levy (at the rate of 0.014 per cent. of the Offer Price) and the aggregate Hong Kong Stock Exchange trading fee (at the rate of 0.01 per cent. of the Offer Price) payable by the Company and the applicants to the Hong Kong Stock Exchange in respect of such Hong Kong Offer Shares, which will be arranged to be paid to the Hong Kong Stock Exchange by the Sponsors on behalf of the Company and the applicants; and

          (iii) brokerage at the rate of 1 per cent. of the Offer Price which may be retained by the Hong Kong Underwriters.

6.7 Reallocation to International Offering or US Offering: If an Under-Subscription shall occur, the Sponsors shall have the right (but are not obliged) to apply for (subject to and in accordance with this Agreement) or to reallocate to the International Offering or US Offering (in such proportion as the Sponsors consider appropriate) all or any of the Hong Kong Offer Shares which any Hong Kong Underwriter is required to apply for pursuant to clause 6.1. Any application submitted or procured to be submitted by the Sponsors or any allocation to the International Offering pursuant to this sub-clause and duly subscribed for or purchased by the International Underwriters and/or US Underwriters and/or subscribers or purchasers procured by any one or more of them shall satisfy pro tanto the obligation of the Hong Kong Underwriters under this clause and, as between the Hong Kong Underwriters, on a pro-rata basis and no underwriting commission will be payable to the Hong Kong Underwriters regarding such reallocated Shares.

6.8 Cessation of Hong Kong Underwriters' Obligations: All obligations and liabilities of the Hong Kong Underwriters under this Agreement to subscribe or procure subscribers for Hong Kong Offer Shares will cease following due payment in full by or on behalf of the respective Hong Kong Underwriters in accordance with clause 6.6(b) or on the Sponsors being notified pursuant to clause 6.4 that the Hong Kong Public Offering is fully subscribed or over subscribed by Valid Applications.

6.9 Reduction of Hong Kong Underwriters' Obligation: The obligation of each Hong Kong Underwriter pursuant to this clause shall be reduced to the extent that valid Underwriters' Applications (as defined in Schedule 4 ) are made or procured by such Hong Kong Underwriter to be made in accordance with the arrangements set out in Schedule 4 .

6.10 Acknowledgement: Nothing in this Agreement shall be deemed to give the Global Coordinator, Joint Sponsors or any Hong Kong Underwriter any authority to make any written disclosure, representation or warranty or supply any written information stating that such disclosure, representation or information is made on behalf of the Company in connection with the Hong Kong Public Offering unless the same is contained in the Hong Kong Offering Documents, this Agreement or otherwise authorised or approved by or on behalf of the Company.

7.   Payment Under the Hong Kong Public Offering

7.1 Payment to the Company: At Closing or as soon as possible thereafter, the application moneys with interest thereon held by the Nominee will, in accordance with the provisions of the Receiving Bankers' Agreement and subject to clause
7.2 below, be paid over to the Company after the share certificates for the Hong Kong Offer Shares have been despatched or delivered by or on behalf of the Company to the successful applicants under the Hong Kong Public Offering through the facilities of Hongkong Clearing for credit to CCASS participants accounts or made available to such applicants, as the case may be. The Company covenants and agrees that it will in accordance with the provisions of the Receiving Bankers' Agreement, pay or cause to be paid:

(a) the underwriting commission (such payment to be made by way of deduction from the above application moneys held by the Receiving Bankers in accordance with the terms of the Receiving Bankers' Agreement) and the expenses payable pursuant to clause 8; and

(b)  such sums as are required to satisfy the payments referred to in clause
     7.2.

7.2 Brokerage and Levy: The Sponsors on behalf of the Hong Kong Underwriters will arrange for the payment by the Nominee on behalf of the Company and successful applicants under the Hong Kong Public Offering:

(a) to members of the Hong Kong Stock Exchange and the Hong Kong Underwriters (as the case may be) of brokerage at the rate of 1 per cent. of the Offer Price;

(b) to the Hong Kong Stock Exchange of the SFC transaction levy and investor compensation levy at the aggregate rate of 0.014 per cent. of the Offer Price; and

(c) to the Hong Kong Stock Exchange of the trading fee at the rate of 0.01 per cent. of the Offer Price,

in respect of Valid Applications for the Hong Kong Offer Shares, such amounts to be paid out of the application moneys.

7.3 Global Coordinator's and Sponsors' responsibilities: Subject to any other provision of this Agreement (including but not limited to clause 8.3), the Global Coordinator and Sponsors shall not be responsible for the payment (by deduction from the gross proceeds or otherwise) of any fees, costs, charges and expenses of or incurred by the Company which are agreed to be paid by the Company pursuant to the provisions of this Agreement (including but not limited to clause 8.3).

8.   Commission and Expenses

8.1 Underwriting commissions: In consideration of the services of the Hong Kong Underwriters under this Agreement, the Company will pay to the Sponsors, for themselves and on behalf of the other Hong Kong Underwriters, an underwriting commission calculated at the rate of 2.75 per cent. of the Offer Price multiplied by the number of Initial Public Offer Shares, ignoring for this purpose any Claw Back Shares and any Shares reallocated under clause 6.7. For the avoidance of doubt, the Hong Kong Underwriters shall not be entitled to any underwriting commissions in respect of the Claw Back Shares or the Shares reallocated under clause 6.7 as the relevant underwriting discounts and commissions relating to such Shares will be payable to the relevant International Underwriters and/or US Underwriters in accordance with the International Underwriting Agreement and deducted from the subscription moneys payable under the International Underwriting Agreement.

8.2 Allocation of underwriting commissions: The allocation and distribution of the underwriting commissions referred to in clause 8.1 above among the Hong Kong Underwriters shall be separately dealt with in the Agreement Among Hong Kong Underwriters. Payment of the underwriting commissions by the Company to the Sponsors in accordance with this Agreement shall constitute good, full and final discharge of the Company's obligations under this Agreement to the Hong Kong Underwriters to make payment of such underwriting commissions. The Company shall not be concerned as to or bear any liability in respect of the allocation or distribution of such underwriting commissions by the Sponsors to any one or more of the Hong Kong Underwriters.

8.3 Expenses: The Company shall pay to the Joint Bookrunners all such fees and expenses incurred in connection with or incidental to this Agreement or the Global Offering as set out in the International Underwriting Agreement.

8.4 Saving: In the event that this Agreement is terminated after the International Underwriting Agreement has been entered into, clause 12.2(c) shall apply with regards to the payment of the aforementioned costs, fees and expenses.

9.   Stabilisation and Liability

9.1 Stabilisation: The Sponsors and their affiliates may, in connection with the Global Offering, for their own account as principal or on behalf of any Hong Kong Underwriter, but not as agent for the Company, to the extent permitted by and in compliance with applicable laws and regulatory requirements of Hong Kong or elsewhere, over-allocate or effect transactions in the market or otherwise, only with a view to stabilising or maintaining the market price of the Offer Shares, at such prices, in such amounts and in such manner as the Sponsors and/or their relevant affiliates may determine and at levels other than those which might otherwise prevail in the open market. Such stabilising, if commenced, may be discontinued at any time. Any expenses and losses resulting from such over-allocation and stabilisation or other transactions effected pursuant to this clause shall be debited, and any profit arising from them shall be beneficially credited to a stabilisation account the arrangements regarding which shall be a matter exclusively for the Sponsors and their affiliates, the Hong Kong Underwriters, the International Underwriters and the US

Underwriters governed by the Intersyndicate Agreement, or otherwise as agreed between them.

9.2 Liability: For the avoidance of doubt, neither of the Sponsors shall be responsible or liable to the Company for any breach of the provisions in this Agreement by any Hong Kong Underwriter (other than itself in its capacity as a Hong Kong Underwriter or as a sponsor).

10.  Representations, Warranties and Undertakings

10.1 The Company: The Company represents, warrants and undertakes to the Sponsors and the Hong Kong Underwriters and each of them in the terms set out in
Schedule 3 . The Company accepts that each of the Sponsors and the Hong Kong Underwriters is entering into this Agreement in reliance upon each such representation, warranty and undertaking.

10.2 Separate Warranties: Each Warranty shall be construed separately and shall not be limited or restricted by reference to or inference from the terms of any other of the Warranties or any other term of this Agreement.

10.3 Duration: The Warranties shall remain in full force and effect notwithstanding completion of the Hong Kong Public Offering.

10.4 Repetition: The Warranties are given on and as at the date of this Agreement with respect to the facts and circumstances subsisting at the date of this Agreement. In addition, the Warranties shall be deemed to be repeated on and as at:

(a) the date on which the Hong Kong Prospectus is registered by the Registrar of Companies in Hong Kong as required by section 342C of the Companies Ordinance;

(b)  the Acceptance Date; and

(c)  the Closing,

in each case, by reference to the facts and circumstances then existing.

10.5 Notice: The Company undertakes to give notice to the Sponsors and each of the Hong Kong Underwriters forthwith of any matter or event coming to its attention prior to the dates on which the Warranties are deemed to be given pursuant to the provisions of clause 10.4 which shows any of the Warranties to be or to have been untrue, inaccurate or misleading or breached.

10.6 Action to be Taken: If at any time during the period of three months after the date hereof, by reference to the facts and circumstances then existing, prior to the last of the dates on which the Warranties are deemed to be repeated pursuant to the provisions of clause 10.4, any matter or event comes to the attention of the Company or any of the Hong Kong Underwriters as a result of which any of the Warranties, if repeated immediately after the occurrence of such matter or event, would be untrue, inaccurate or misleading or which would or might render untrue, inaccurate or misleading any statement, whether of fact or opinion, contained in any of the Hong Kong Offering Documents or the Formal Notice if the same were issued immediately after the occurrence of such matter or event, the Company or such Hong Kong Underwriter (as the case may be) shall forthwith notify each of the other parties hereto and, without prejudice to any other rights of any party, the Company and the Sponsors on behalf of the Hong Kong Underwriters shall forthwith consult with a view to agreeing, if the Hong Kong Prospectus has already been registered with the Registrar of Companies in Hong Kong or distributed (as the case may be), what announcement or circular or document, if any, should be issued, published, distributed or made available or what other act or thing should be done. The Company agrees not to issue, publish, distribute or make publicly available any such announcement, circular or document without the prior written consent of the Sponsors (for themselves and on behalf of the Hong Kong Underwriters).

10.7 Further Obligations: The Company will not, and will procure that none of its affiliates will:

(a) do or omit to do anything which may cause any of the representations or warranties given pursuant to clause 10 to be untrue in any material respect at any time immediately prior to the commencement of dealings in the Offer Shares on the Hong Kong Stock Exchange (assuming such representations or warranties to be repeated at the relevant time by reference to the facts and circumstances then subsisting); or

(b) at any time immediately prior to the commencement of dealings in the Offer Shares on the Hong Kong Stock Exchange enter into any contract or commitment of an unusual or onerous nature, whether or not that contract, if entered into prior to the date hereof, would constitute a material contract for the purpose of the Hong Kong Prospectus.

10.8 Waiver: No claim shall be made against the Global Coordinator, Sponsors or the Hong Kong Underwriters or any of them or against any other Indemnified Person as defined in clause 13 by the Company or any of its affiliates to recover any damage, cost, charge or expense which the Company, the Directors or any of the affiliates of the Company may suffer or incur by reason of or arising out of the carrying out by the Global Coordinator or Sponsors or Hong Kong Underwriters or any of them of the work to be done by the Global Coordinator or Sponsors or Hong Kong Underwriters or any of them pursuant hereto or the performance of their respective obligations hereunder or otherwise in connection with the Hong Kong Offering Documents, the Global Offering and any associated transactions (whether in performance of its duties as underwriter or financial adviser or otherwise) PROVIDED THAT the aforesaid shall not apply to any damage, cost, charge or expense by reason of or to the extent arising out of any gross negligence, wilful default, or wilful and material breach of any of the obligations hereunder, or fraud, on the part of such Global Coordinator, Sponsor or Hong Kong Underwriter.

11.  Further Undertakings

11.1 The Company: The Company undertakes to each of the Global Coordinator, Sponsors and Hong Kong Underwriters that:

(a) the Company will comply in all respects with the terms and conditions of the Hong Kong Public Offering and, in particular, without limitation to comply with applicable obligations imposed upon it by the Companies Ordinance and the Hong Kong Listing Rules in respect of or by reason of the matters contemplated by this Agreement including, but without limitation, the making of all necessary filings with the Registrar of Companies in Hong Kong and the Hong Kong Stock Exchange and the making available for inspection in Hong Kong of the documents and in the manner referred to in Appendix VI to the Hong Kong Prospectus during the period specified in that section;

(b) the Company will require that the Share Registrar and the Receiving Bankers comply with the terms of their respective appointments set out in the Registrar's Agreement, the Multiple Applications Letter and the Receiving Bankers' Agreement. None of the terms of the appointments of the Share Registrar and the Receiving Bankers shall be amended without the prior written consent of the Sponsors (on behalf of the Hong Kong Underwriters);

(c) the Company will procure that there shall be delivered to the Hong Kong Stock Exchange the declaration in the form set out in Appendix 5, Form F of the Hong Kong Listing Rules;

(d) the Company will use the net proceeds received by it pursuant to the Global Offering in the manner specified in the Prospectus under the heading "Use of proceeds". In the event and to the extent that any such net proceeds is placed on deposits with banks due to their not immediately being used for the specific purposes as described in the Prospectus, it shall place such proceeds on short-term bank deposits;

(e) the Company will pay any tax, duty, levy, fee or other charge or expense (if any) which may be payable in the Cayman Islands, the PRC and Hong Kong, whether pursuant to the requirement of any law, rule or regulation or otherwise, in connection with the creation, allotment and issue of the Offer Shares, the Global Offering, the execution and delivery of, and the performance of any of the provisions under, this Agreement;

(f) the Company will maintain a listing for the Shares on the Hong Kong Stock Exchange for at least one year after the Conditions have been fulfilled except following a withdrawal of such listing which has been approved by the relevant shareholders of the Company in accordance with the Hong Kong Listing Rules or following an offer (within the meaning of the Hong Kong Code on Takeovers and Mergers) for the Company becoming unconditional;

(g) the Company will procure that the audited accounts of the Company for the financial years ending 31 December 2004 and 31 December 2005 will be prepared on a basis consistent in all material respects with the accounting policies adopted for the purposes of the financial statements contained in the report of the Reporting Accountants set out in Appendix I to the Hong Kong Prospectus;

(h) the Company will not without the prior written approval of the Sponsors, which shall not be unreasonably withheld, within the first year from the Acceptance Date issue, publish, distribute or otherwise make available to the public any document, material or information in connection with the Global Offering (except for the Hong Kong Offering Documents, the Final Offering Circular, the US Prospectus and except as otherwise provided under this Agreement); and

(i) the Company will not, at any time after the date of this Agreement up to and including the date on which all of the Conditions are fulfilled (or waived) in accordance with this Agreement, amend or agree to amend its Memorandum and Articles of Association save as requested by the Hong Kong Stock Exchange.

11.2 Restrictions on Allotment etc.: The Company undertakes to each of the Global Coordinator, Sponsors and Hong Kong Underwriters that except for issuances pursuant to (i) the Global Offering, (ii) the exercise of employee stock options outstanding on the date of the Hong Kong Prospectus, (iii) the conversion of the outstanding convertible preference shares referred to in the section headed "Share Capital - Preference Shares" in the Hong Kong Prospectus,
(iv) the exercise of outstanding warrants to purchase Series B convertible preference shares, (v) the closing of our pending technology transaction with one of our technology partners, (vi) the subscription of shares by Beida Microelectronics Investment Ltd. upon its receipt of requisite government approval to remit the U.S. dollar subscription price and (vii) the 2004 Stock Option Plan, the 2004 Equity Incentive Plan and the 2004 Employee Stock Purchase Plan, for a period of 180 days after the date of the US Prospectus, the Company will not without the Sponsors' prior written consent and unless in compliance with the requirements of the Hong Kong Listing Rules:

(a) offer, sell, contract to sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant or agree to grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, either directly or indirectly, or repurchase, any of its ADSs or Shares or securities convertible into or exchangeable or exercisable for, or that represent the right to receive, ADSs or Shares; or

(b) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of ADSs or Shares,

whether any of the transactions described in (a) or (b) above is to be settled by delivery of ADSs, Shares such other securities, in cash or otherwise.

11.3 Effect of Undertakings: The undertakings in this clause 11 shall remain in full force and effect notwithstanding the completion of the Global Offering and all matters contemplated in this Agreement.

12.  Termination

12.1 Termination by Sponsors: If, at any time prior to 8:00 a.m. on the day that trading in the Offer Shares commences on the Hong Kong Stock Exchange:

(a)  there shall develop, occur, exist or come into effect:

            (i) any new law or regulation or any change in existing laws or regulations or any change in the interpretation or application thereof by any court or other competent authority of the Cayman Islands, Hong Kong, the PRC, Japan or the US; or

            (ii) any change or development involving a prospective change in, or any event or series of events involving any change in, local, national or international financial, political, military, industrial, economic or market conditions (including but not limited to a change in the system under which the value of the Hong Kong currency is linked to that of the currency of the US or a devaluation of the Renminbi against any foreign currencies) in the Cayman Islands, Hong Kong, the PRC, the US or Japan;

            (iii) any suspension or material limitation in trading in shares or securities generally on the New York Stock Exchange or the Hong Kong Stock Exchange, or minimum or maximum prices for trading having been fixed, or maximum ranges for prices having been required, by any of the said exchanges or by such system or by order of any regulatory or governmental authority, or a disruption has occurred in securities settlement or clearance services or procedures in the US, Hong Kong, the PRC, Japan or the Cayman Islands; or

            (iv) a change or development occurs involving a prospective change in taxation or exchange control (or the implementation of any exchange control) or currency exchange rates in Hong Kong, the PRC, the US, Japan or elsewhere; or

            (v) any change or prospective change in the condition, financial or otherwise, or in the earnings, business affairs, business prospects or trading position of the Company or any member of the Group; or

            (vi) any general moratorium on commercial banking activities in Hong Kong (imposed by the Financial Secretary and/or the Hong Kong Monetary Authority or other competent authority), New York (imposed at Federal or New York State level or other competent authority), the PRC, the Cayman Islands or Japan; or

            (vii) any outbreak or escalation of hostilities (whether or not war is or has been declared) involving the US, the PRC, Hong Kong, the Cayman Islands or Japan or any escalation thereof, or the declaration by the US, the PRC, Hong Kong, the Cayman Islands or Japan of a national emergency or war, which, in the sole judgment of the Sponsors (for themselves and on behalf of the Hong Kong Underwriters):

                  (A) has or is likely to have a material adverse effect on the business, financial or other condition or prospects of the Group or, in the case of sub-clause (iv) above, to any present or prospective shareholder of the Company in his/its capacity as such; or

                  (B) has or is likely to have a material adverse effect on the successful completion of the Global Offering; or

                  (C) makes it inadvisable or impracticable to proceed with the Global Offering or the delivery of the Offer Shares on the terms and in the manner contemplated by the Prospectuses; or

(b) there comes to the notice of the Sponsors any matter or event showing any of the Warranties given by the Company in this Agreement to be untrue or misleading; or

(c) there comes to the notice of the Sponsors any breach on the part of the Company of any of the provisions of this Agreement or the International Underwriting Agreement,

then the Sponsors may in their absolute discretion, upon giving notice in writing to the Company and to the Hong Kong Underwriters, terminate this Agreement with immediate effect.

12.2 Consequences of Termination: Upon the termination of this Agreement pursuant to the provisions of clause 2.4 or clause 12.1:

(a) each of the parties hereto shall cease to have any rights or obligations under this Agreement, save in respect of the provisions of this clause 12.2 and clauses 13, 19, 22 to 25 (inclusive) and any rights or obligations which may have accrued under this Agreement prior to such termination;

(b) with respect to the Hong Kong Public Offering, all payments made by the Hong Kong Underwriters or any of them pursuant to clause 6.6 and/or by successful applicants under Valid Applications shall be refunded forthwith (in the latter case the Company shall procure that the Share Registrar and the Nominee despatch refund cheques to all applicants under the Hong Kong Public Offering in accordance with the Registrar's Agreement and the Receiving Bankers' Agreement); and

(c) the Hong Kong Underwriters shall not be entitled to the underwriting commissions referred to in clause 8.1, but the provisions of clause 8.3 relating to expenses shall apply.

13.  Indemnity

13.1 The Company: The Company undertakes to indemnify and keep indemnified (on an after-tax basis) and hold harmless each of the Global Coordinator, the Sponsors and the Hong Kong Underwriters (for itself and on trust for its directors, officers, employees, agents, assignees and affiliates (the Related Parties)) (each an Indemnified Person) from and against (i) all and any actions, claims (whether or not any such claim involves or results in any actions or proceedings), demands, investigations and proceedings from time to time made or brought or threatened to be made or brought against such Indemnified Person (together the Actions), and (ii) all losses, damages, liabilities, payments, costs or expenses including legal fees and taxes (including stamp duty and any penalties and/or interest arising in respect of any taxes) (including, without limitation, all payments, costs or expenses made or incurred arising out of or in connection with the settlement of any Actions or in investigating, disputing or defending the same or the enforcement of any such settlement or any judgment obtained in respect of any Actions) (together the Losses) which may be suffered, made or incurred by an Indemnified Person (with such amount of indemnity to be paid to each of the Global Coordinator, the Sponsors and the Hong Kong Underwriters to cover all the Actions against and Losses incurred by such party and its Related Parties) arising out of or in connection with:

(a) the proper performance by any of the Global Coordinator, the Sponsors, the Hong Kong Underwriters or any of them of its or their obligations under this Agreement; or

(b) the issue, publication, distribution or making available of any of the Hong Kong Offering Documents or the International Offering Circular or the US Prospectus (including any amendment thereof or supplement thereto) and/or any announcement whatsoever in connection with the Global Offering (whether or not approved by the Sponsors pursuant to clause 19); or

(c)  the allotment and issue of the Offer Shares; or

(d) any act or omission resulting in a breach or alleged breach on the part of the Company of any of the provisions of this Agreement; or

(e) any of the Warranties being untrue, inaccurate or misleading or otherwise breached or being alleged by any third party to be untrue, inaccurate or misleading or otherwise breached; or

(f) any breach or alleged breach by the Company of the laws, rules or regulations of any country or territory resulting from the distribution of the Hong Kong Offering Documents or the International Offering Circular, or the US Prospectus and/or any offer, sale or distribution of the Shares otherwise than in accordance with and on the terms of those documents and this Agreement; or

(g) the settlement of any investigation or proceeding by any governmental agency or body, commenced or threatened,

PROVIDED THAT (i) the indemnity in respect of any Action or Loss shall not be available to any Indemnified Person to the extent that such Action or Loss is finally judicially determined to have been caused primarily by the gross negligence, wilful default or misconduct, fraud or material breach of this Agreement on the part of such Indemnified Person; and (ii) any settlement or compromise of any Action or Loss by any of the Global Coordinator, Sponsors and Hong Kong Underwriters or any other Indemnified Person shall be made without prejudice to any claim, action or demand which any of the other Global

Coordinator, Sponsors and Hong Kong Underwriters or any other Indemnified Person may have or make against the Company under this clause or otherwise under this Agreement.

13.2 Proceedings: In case any proceeding (including any governmental investigation) shall be instituted involving any Indemnified Person, such Indemnified Person shall promptly notify the Company in writing and the Company shall pay the fees and disbursements of counsel related to such proceeding. Such Indemnified Person shall, subject to any requirement imposed by any insurer of the Indemnified Person, consult with the Company and the Sponsors and keep them informed in relation to such proceeding. Any failure by an Indemnified Person to notify or consult the Company shall not in any way relieve or reduce the obligations of the Company to indemnify each and every Indemnified Person under this clause 13.

13.3 Legal Counsel: Legal counsel to the Indemnified Persons shall be selected by the Sponsors. The Company may participate at its own expense in the defence of any such action; provided, however, that counsel to the Company shall not (except with the consent of the Indemnified Person) also be counsel to the Indemnified Person. The Company shall not, without the prior written consent of the Indemnified Person, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this clause (whether or not the Indemnified Persons are actual or potential parties thereto), unless such settlement, compromise or judgment: (i) includes an unconditional release of each Indemnified Person from all liabilities arising out of such litigation, investigation, proceeding or claim; and (ii) does not include a statement as to the admission of fault by or on behalf of any Indemnified Person.

14.  Remedies, Waivers and Release

14.1 Delay or Omission: No delay or omission on the part of any party hereto in exercising any right, power or remedy under this Agreement shall:

(a)  impair such right, power or remedy; or

(b)  operate as a waiver thereof.

14.2 Single or Partial Exercise: The single or partial exercise of any right, power or remedy under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

14.3 Cumulative and Not Exclusive: The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

14.4 Release or Compromise: Each party hereto may expressly release or compromise the liability of any other party hereto or grant time or other indulgence to any party hereto in any way without releasing or reducing or compromising the liability of such party or any other party hereto in any other way.

15.  Assignment

15.1 This Agreement shall be binding on, and enure for the benefit of, the parties hereto and their respective successors, personal representatives and permitted assigns.

15.2 The Global Coordinator, Sponsors and Hong Kong Underwriters or any of them may assign to any affiliate the benefits of and interests and rights in or arising under this Agreement. Save as aforesaid, no other party hereto shall assign or transfer all or any part of any benefit of, or interest or right in, this Agreement, or any benefit, interest, right or obligation arising under this Agreement.

16.  Further Assurance

The Company shall from time to time, on being required to do so by the Sponsors now or at any time in the future do or procure the doing of such acts and/or execute or procure the execution of such documents as the Sponsors may consider necessary to give full effect to this Agreement and securing to the Global Coordinator, the Sponsors and the Hong Kong Underwriters or any of them the full benefit of the rights, powers and remedies conferred upon them or any of them in this Agreement.

17.  Entire Agreement

17.1 This Agreement and any other documents referred to in this Agreement constitute the whole and only agreement between the Company, the Global Coordinator, the Sponsors and the Hong Kong Underwriters relating to the underwriting of the Hong Kong Public Offering and supersedes and extinguishes any other prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating thereto made or given by any other party or any other person, whether or not in writing, at any time prior to the execution of this Agreement (Pre-contractual Statements).

17.2 Each party hereto acknowledges that in entering into this Agreement on the terms set out in this Agreement it is not relying upon any Pre-contractual Statement which is not expressly set out herein or the documents referred to herein.

17.3 No party shall have any right of action (except in the case of fraud) against any other party to this Agreement arising out of or in connection with any Pre-contractual Statement except to the extent that such Pre-contractual Statement is repeated in this Agreement or the documents referred to herein.

17.4 This Agreement may only be varied in writing signed by each of the parties hereto.

18.  Notices

18.1 Form: Any notice or other communication given or made under this Agreement shall be in writing (other than writing on the screen of a visual display unit or other similar device which shall not be treated as writing for the purpose of this clause) and shall, unless otherwise specified, be in English.

18.2 Delivery: Any such notice or other communication shall be addressed as provided in clause 18.3 and, if so addressed, shall be deemed to have been duly given or made as follows:

(a) if sent by personal delivery, upon delivery at the address of the relevant party;

(b)  if sent by post, five Business Days after the date of posting; and

(c) if sent by facsimile, upon despatch to the facsimile number of the recipient, with the production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient and provided that a confirmation copy of such notice or communication shall be sent by post to the addressee concerned not later than the Business Day immediately following the date of despatch of the facsimile.

18.3 Addresses: The relevant addressee, address and facsimile number of the Company for the purposes of this Agreement, subject to clause 18.4, is set out below. The relevant addressee, address and facsimile number of CSFB, Deutsche Bank and the other Hong Kong Underwriters are set out in Schedule 1.

Name of Party            Address                        Facsimile No.
-------------            -------                        -------------

The Company              18 Zhangjiang Road             +86 21 5080 3070
                         Pudong New Area
                         Shanghai 201203
                         PRC

Attention:               Thomas Yih

Copy to:                 Company Secretary

18.4 Change of Details: A party may notify the other parties to this Agreement of a change to its relevant addressee, address or facsimile number for the purposes of clause 18.3 provided that such notification shall only be effective on:

(a) the date specified in the notification as the date on which the change is to take place; or

(b) if no date is specified or the date specified is earlier than the date on which a notice is deemed under clause 18.2 above to have been duly given, the date on which such notice is so deemed to have been duly given.

19.  Announcements

19.1 No Announcement: Subject to clause 19.2, no announcement concerning the Hong Kong Public Offering or any ancillary matter shall be made by any of the parties hereto without the prior written approval of the Sponsors, such approval not to be unreasonably withheld or delayed.

19.2 Permitted Announcement: Any party hereto may make an announcement concerning the Hong Kong Public Offering or any ancillary matter if and to the extent:

(a)  required by law or by an order of a court of competent jurisdiction;

(b) required by any securities exchange or regulatory or governmental body to which such party is subject or submits, wherever situated, including, without limitation, the Hong Kong Stock Exchange, whether or not the requirement has the force of law; or

(c) the Sponsors have given prior written approval to the making of the announcement,

PROVIDED THAT in relation to paragraphs (a) and (b) above any such announcement shall be made only after consultation (where reasonably practicable) with the Sponsors.

19.3 Period: The restrictions contained in this clause shall continue to apply for a period of one year after the execution of this Agreement. The Company shall procure compliance by its subsidiaries with the provisions of this clause.

20.  Time of Essence

Any time, date or period referred to in this Agreement may be extended by mutual agreement between the Company and the Sponsors (for themselves and for and on behalf of the other Hong Kong Underwriters). Save as otherwise expressly provided, as regards any date or period originally fixed or any date or period so extended as aforesaid, time is of the essence of this Agreement.

21.  Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(a) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

22.  Governing Law

This Agreement shall be governed by and construed in accordance with Hong Kong law.

23.  Dispute Resolution

23.1 Arbitration: Subject to the option in favour of each of the Global Coordinator, Sponsors and Hong Kong Underwriters (as set out in clause 23.2 below), any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be referred to and finally resolved by arbitration in accordance with the UNCITRAL Arbitration Rules (the Rules) as in force from time to time and as may be amended by the rest of this clause.

There shall be three arbitrators. The appointing authority shall be the Hong Kong International Arbitration Centre (HKIAC).

Where there are multiple parties, whether as Claimant or as Respondent, the multiple Claimants, jointly, shall appoint a Claimants-appointed arbitrator, and the multiple Respondents, jointly, shall appoint a Respondents-appointed arbitrator for the purpose of Article 7(1) of the Rules. The Claimants-appointed arbitrator and the Respondents-appointed arbitrator shall then choose the third arbitrator who will act as presiding arbitrator of the tribunal.

The place of arbitration shall be Hong Kong, and the arbitration shall be administered by HKIAC.

The governing law of the arbitration proceedings shall be the laws of Hong Kong.

The language to be used in the arbitral proceedings shall be English.

By agreeing to arbitration pursuant to this clause, the parties waive irrevocably their right to any form of appeal, review or recourse to any state court or other judicial authority, insofar as such waiver may be validly made.

The award is given by a majority decision. If there be no majority, the award shall be made by the Chairman of the arbitral tribunal alone.

23.2 Option: Notwithstanding clause 23.1 above, the Company agrees for the benefit of each of the Global Coordinator, the Sponsors and the Hong Kong Underwriters that each of the Global Coordinator, the Sponsors and the Hong Kong Underwriters shall have the sole right to commence proceedings in the courts of Hong Kong (and any other court having jurisdiction) to settle any disputes (including claims for set-off and counterclaims) and enforce any rights which may arise in connection with the validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement.

23.3 Waiver: The Company irrevocably waives (and irrevocably agrees not to raise) any objection which it may now or hereafter have to the laying of the venue of any proceedings in any court of competent jurisdiction and any claim of forum non conveniens and further irrevocably agrees that a judgment in any proceedings brought in any court referred to in this clause shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

23.4 Agents for Service: The Company hereby irrevocably authorises and appoints Ms Anne Wai Yui Chen of 904, Tower B, Queen's Garden, 9 Old Peak Road, Hong Kong (or such persons, being resident in Hong Kong, as the Company may from time to time appoint as the Company's agents for service pursuant to the requirements of
Part XI of the Companies Ordinance) to accept service of all legal process, including service of a notice of arbitration under the Rules, arising out of or connected with this Agreement and service on such persons shall be deemed to be service on the Company.

23.5 Commencement in Other Jurisdiction: Should court proceedings be commenced by the Global Coordinator, either of the Sponsors or a Hong Kong Underwriter in any jurisdiction other than Hong Kong pursuant to clause 23.2, upon being given notice of such proceedings in writing, the party against whom such proceedings have been brought shall immediately appoint an agent to accept service of process in that jurisdiction and shall give notice to the relevant Global Coordinator, Sponsor or Hong Kong Underwriter of the details and address for service of such agent.

24.  Immunity

To the extent that any party hereto may in any court proceedings arising out of or in connection with this Agreement or in any proceedings taken for the enforcement of any determination, decision, order or award made in such court proceedings claim for itself or its assets immunity from suit or other legal process or to the extent that in any such court or enforcement proceedings there may be attributed to itself or its assets such immunity (whether or not claimed), such party hereby irrevocably waives such immunity and consents, in respect of any such court or enforcement proceedings, to the giving of any relief or the issue of any process including, without limitation, the making, enforcement or execution against property whatsoever (irrespective of its use or intended use) to the full extent permitted by applicable laws.

25.  Judgment Currency Indemnity

25.1 Conversion into Another Currency: If for the purposes of obtaining judgment in any court by the Company or the Global Coordinator or either of the Sponsors or a Hong Kong Underwriter as the case may be (for the purposes of this clause, the Claiming Party) it is necessary to convert a sum due hereunder into any currency other than HK dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the rate at which in accordance with normal banking procedures such Claiming Party could purchase HK dollars with such other currency in Hong Kong on the Business Day preceding that on which final judgment is given.

25.2 Discharge of Obligation: The obligation of any party hereto in respect of any sum due from such party (for the purposes of this clause, the Obligor) to any Claiming Party shall, notwithstanding any judgment in a currency other than HK dollars, not be discharged until the first Business Day following receipt by such Claiming Party of any sum adjudged to be so due in such other currency, on which (and only to the extent that) such Claiming Party may in accordance with normal banking procedures purchase HK dollars with such other currency.

25.3 Obligor's Indemnity: If the HK dollars purchased pursuant to this clause are less than the sum originally due to the Claiming Party, such Obligor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Claiming Party against such loss.

25.4 Claiming Party's Obligation: If the HK dollars purchased pursuant to this clause are greater than the sum originally due to the Claiming Party, the Claiming Party agrees, as a separate obligation and notwithstanding any such judgment, to repay to the Obligor an amount equal to the excess of the HK dollars so purchased over the sum originally due hereunder to the Claiming Party.

26.  Counterparts

26.1 This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

26.2 Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

IN WITNESS whereof this Agreement has been executed under hand by or on behalf of the parties hereto the day and year first above written.

                                   SCHEDULE 1

                             HONG KONG UNDERWRITERS

Name                                Address                      Percentage of Hong   Number of Hong
----                                -------                      -------------------  --------------
                                                                 Kong Public          Kong Offer Shares
                                                                 ------------         -----------------
                                                                 Offering             Underwritten
                                                                 ---------            ------------
                                                                 Underwritten
                                                                 ------------
Credit Suisse First Boston          45/th/ Floor                 38.5%                99,168,000
                                    Two Exchange Square
                                    Central, Hong Kong

Deutsche Bank AG, Hong Kong Branch  55/th/ Floor                 31.5%                81,136,000
                                    Cheung Kong Center
                                    2 Queen's Road Central
                                    Hong Kong

BOCI Asia Limited                   35/th/ Floor, Bank of China  5%                   12,879,000
                                    Tower
                                    1 Garden Road
                                    Central, Hong Kong

The Hongkong and Shanghai Banking   Level 15                     5%                   12,879,000
Corporation Limited                 1 Queen's Road Central
                                    Hong Kong

SinoPac Securities (Asia) Limited   23/F Two International       5%                   12,879,000
                                    Finance Centre
                                    8 Finance Street
                                    Central, Hong Kong

CSC Securities (HK) Limited         Unit 3204-09, Cosco Tower    3%                   7,727,000
                                    183 Queen's Road Central
                                    Hong Kong

DBS Asia Capital Limited            16/th/ Floor                 3%                   7,727,000
                                    Man Yee Building
                                    68 Des Voeux Road
                                    Central, Hong Kong

First Shanghai Securities Ltd       19/th/ Floor                 3%                   7,727,000
                                    Wing On House
                                    71 Des Voeux Road
                                    Central, Hong Kong

Kingston Securities Ltd.            2801 One International       3%                   7,727,000
                                    Finance Centre
                                    1 Harbour View Street
                                    Central, Hong Kong

South China Securities Ltd.         28/F Bank of China Tower     3%                   7,727,000
                                    1 Garden Road
                                    Central, Hong Kong

                                   SCHEDULE 2

                       THE CONDITIONS PRECEDENT DOCUMENTS

                                     Part A

1.   Legal Documents

1.1 A certified copy of the resolutions of the shareholders of the Company referred to in the sections headed "1. Further Information About the Company -
c. Resolutions of the Shareholders of the Company", "2. Repurchase of Our Shares
- a. Relevant Legal and Regulatory Requirements - (i) Shareholders Approval" "7. Share Option Schemes - Stock Option Plan" and "7. Share Option Schemes - Employee Stock Purchase Plan", in Appendix V to the Prospectus.

1.2  A certified copy of the resolutions of the Directors:

(a)  considering the Prospectus and the Verification Notes in detail;

(b) approving and authorizing the execution on behalf of the Company of this Agreement together with all other agreements and documents necessary for or to give effect to the Global Offering and implementing the listing of the Shares;

(c)  approving the Global Offering;

(d) approving and authorising the issue and the registration with the Registrar of Companies in Hong Kong of the Hong Kong Offering Documents.

1.3  Two signed originals of the Receiving Bankers' Agreement.

1.4  Two certified copies of the Registrar's Agreement.

1.5 Two certified copies of the Multiple Applications Letter duly signed by the parties thereto.

2.   Documents Relating to the Hong Kong Public Offering

2.1 Seven printed copies of each of the Hong Kong Prospectus and the Application Forms, each duly signed by the Directors or their respective duly authorised attorneys and, if signed by their respective duly authorised attorneys, certified copies of the relevant power of attorney or authorisation document.

2.2 An original copy or copies of the Verification Notes signed by or on behalf of each person to whom responsibility is therein assigned.

2.3 Two signed original copies of the accountants' report dated the Prospectus Date issued by the Reporting Accountants, the text of which is contained in Appendix I to the Hong Kong Prospectus.

2.4 Two original letters dated the Prospectus Date from the Reporting Accountants addressed to the Hong Kong Underwriters confirming, inter alia, the indebtedness statement contained in the Hong Kong Prospectus and commenting on the statement contained in the Hong Kong Prospectus as to the sufficiency of working capital and on the other financial information set out in the Hong Kong Prospectus, such letter to be in the form previously approved by the Sponsors on behalf of the Hong Kong Underwriters.

2.5 An original comfort letter dated the date of this Agreement from the Reporting Accountants addressed to the Hong Kong Underwriters.

2.6 Two signed original copies of the letter, summary of values and valuation certificate dated the Prospectus Date issued by Chesterton Petty Ltd., the text of which is contained in Appendix III to the Hong Kong Prospectus.

2.7 Two signed originals of the letter from Maples and Calder Asia referred to in Appendix IV to the Hong Kong Prospectus.

2.8 A certified copy of each of the letters referred to in the section headed "8. Other Information - i. Consents" in Appendix V to the Hong Kong Prospectus containing consents to the issue of the Prospectus with the inclusion of references to the respective parties' names, and where relevant their reports, letters and valuation certificates in the form and context in which they are included.

2.9 One certified copy of a letter from the Registrar of Companies Hong Kong confirming that the Hong Kong Prospectus has been registered pursuant to section 342C of the Companies Ordinance.

2.10 A letter or facsimile to the Sponsors (for themselves and on behalf of the Hong Kong Underwriters) from Slaughter and May confirming that the documents referred to in the paragraph headed "Documents delivered to the Registrar of Companies" in Appendix VI to the Hong Kong Prospectus have been delivered to the Registrar of Companies in Hong Kong as required by section 342C of the Companies Ordinance.

2.11 A certified copy of each of the material contracts referred to in the section headed "3. Further Information About Our Business - a. Summary of material contracts" in Appendix V to the Hong Kong Prospectus (other than this Agreement).

2.12 Certificates as to the accuracy of the Chinese translation of the Hong Kong Offering Documents given by the relevant translator thereof together with a certificate issued by the Sponsors as to the competency of such translator in respect of the Hong Kong Offering Documents.

2.13 A certified copy of the listing agreement executed by the Company and delivered to the Hong Kong Stock Exchange.

3.   Legal Opinions

A facsimile copy (with two original signed copies to follow as soon as possible) of each of: (i) the legal opinion from Jingtian & Gongcheng in respect of properties owned and leased by the Group; and (ii) the legal opinions from Jingtian & Gongcheng in respect of the PRC Subsidiaries and various contracts and operation arrangements of the Group governed under PRC laws, each in forms satisfactory to the Sponsors.

4.   Other Documents

4.1 A certified copy of an original confirmation letter from each Director of the Company to the Sponsors confirming that he has, and an original confirmation letter from the Company

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to the Sponsors confirming that the Directors have, read and understood the memorandum entitled "Memorandum for the Directors Summarising their Duties in respect of the Proposed Offering of Ordinary Shares and Listing on the Stock Exchange of Hong Kong Limited" prepared by Slaughter and May and that Slaughter and May has explained the contents of the relevant memorandum to him.

4.2  Two certified copies of each of the following:

(a) the responsibility letters, powers of attorney and statements of interests signed by each Director;

(b)  the Form B signed by each Director.

4.3  One certified copy of each of the following:

(a)  the certificate of incorporation of the Company;

(b)  the business licence of each of the PRC Subsidiaries;

(c) the certificate of registration of the Company under Part XI of the Companies Ordinance.

                                     Part B

1. Two original bringdown comfort letters addressed to the Hong Kong Underwriters from the Reporting Accountants dated as of the date of the Closing in form and substance satisfactory to the Sponsors.

2. Two signed originals of the legal opinion from each of Jingtian & Gongcheng and Haiwen & Partners concerning such matters as the Sponsors may reasonably require.

3. Two signed originals of the legal opinion from Maples and Calder concerning such matters as the Sponsors may reasonably require.

4. Two signed originals of the Hong Kong legal opinions from each of Slaughter and May and Freshfields Bruckhaus Deringer concerning such matters as the Sponsors may reasonably require.

5. Two signed originals of the legal opinion from each of Shearman & Sterling LLP and Skadden, Arps, Slate, Meagher and Flom LLP concerning such matters as the Sponsors may reasonably require.

6. A certified copy/copies of the resolutions of the board committee of the Company relating to the Global Offering approving, among other things, the basis of allotment and allotment of Shares to allottees.

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                                   SCHEDULE 3

                                 THE WARRANTIES

1. The Hong Kong Prospectus, the Formal Notice, the Application Forms and the documents required to be filed with the Hong Kong Stock Exchange pursuant to rule 9.11 and 9.12 of the Hong Kong Listing Rules contain all information required by the applicable requirements of the Companies Ordinance, the SFO, any other applicable Hong Kong government regulations or legislation, the Companies Law (2003 Revision) of the Cayman Islands, the Hong Kong Listing Rules, and all other rules and regulations of the Hong Kong Stock Exchange. The Hong Kong Prospectus contains all such information which are necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses, and prospects of the Company and its subsidiaries and the rights attaching to the Offer Shares. In addition, the Hong Kong Prospectus, as of the date thereof and as of the date hereof did not and does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the circumstances under which they were made, not misleading in any material respect, except that this representation and warranty shall not apply to any statements or omission made in reliance upon and in conformity with information furnished to the Company by the Global Coordinator, the Joint Sponsors or the Hong Kong Underwriters.

2. The Company has been duly incorporated and is a validly existing company limited by shares in good standing under the laws of the Cayman Islands, with power and authority (corporate and other) to own its properties and conduct its business in a manner presently conducted and as described in the Prospectuses; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not individually or in the aggregate have a material adverse effect on the condition (financial or other), business, properties, business prospects or results of operations of the Company and its subsidiaries taken as a whole (Material Adverse Effect).

3. The Company's Articles of Association comply with the requirements of the Hong Kong Listing Rules and applicable laws of the Cayman Islands, including the Companies Law (2003 Revision), and are in full force and effect. Neither the Company nor any of its Subsidiaries is (A) in violation of its Memorandum of Association or Articles of Association (or other constitutive documents) or (B) in default of the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed or trust, loan or credit agreement, note, license, lease or other agreement or instrument to which it is a party or by which it may be bound, or to which any of its properties or assets may be subject (and no event has occurred which, with the giving of notices or lapse of time or both, would constitute such default). Neither the Company nor any of its subsidiaries has taken any action nor have any steps been taken or legal, legislative, or administrative proceedings been started or threatened (x) to wind up, dissolve, or eliminate the Company or any of its subsidiaries or (y) to withdraw, revoke or cancel the Company's or any of its subsidiaries' licenses, other than the withdrawal of the Company's license to do business in the State of California, US.

4. The section headed "1. Further Information About Our Company - e. Our subsidiaries" in Appendix V to the Hong Kong Prospectus correctly identifies each of the

PRC Subsidiaries. Each PRC Subsidiary is a wholly owned subsidiary of the Company, duly incorporated and is validly existing under the laws of the PRC with full legal right, power and authority (corporate or other) to own, use, lease and operate its properties, conduct its business in the manner presently conducted and, if such manner is described in the Prospectuses, as described in the Prospectuses, and is duly qualified to conduct business in each jurisdiction in which it conducts business and, except as disclosed in the Prospectuses, is duly qualified to own, use, lease and operate its properties in each jurisdiction in which it owns or leases properties and such qualification is required, or is and will be subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction. Each PRC Subsidiary has been duly established as a wholly foreign-owned enterprise with limited liability legal person status under the laws and regulations of the PRC and: (i) all approvals, permits, licenses, registrations and qualifications required by the laws and regulations of the PRC for establishing a wholly foreign-owned enterprise have been duly obtained from appropriate government authorities of the PRC in connection with the establishment of each PRC subsidiary and all such approvals, permits, licenses, registrations and qualifications are subsisting with no charge, amendment or limitation which is reasonably likely to have a Material Adverse Effect; (ii) with respect to Semiconductor Manufacturing International (Shanghai) Corporation (SMIC Shanghai), the entire amount of registered capital as stated in its articles of association and business license as amended from time to time has been fully and timely contributed by the Company, verified by qualified independent accounting firms confirming the Company's contribution of the entire amount of registered capital of SMIC Shanghai, and filed and registered with relevant PRC registration authorities. The Company's equity interest in SMIC Shanghai is free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity in favor of any third party. With respect to Semiconductor Manufacturing International (Beijing) Corporation (SMIC Beijing), the Company has contributed the first instalment payment to the registered capital of SMIC Beijing, which instalment has been verified by a qualified independent accounting firm, and filed and registered with relevant PRC registration authorities. The Company's equity interest in SMIC Beijing is free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity in favor of any third party. The balance is required to be paid up prior to July 24, 2004. In connection with Semiconductor Manufacturing International (Tianjin) Corporation (SMIC Tianjin), a monetary portion of the first instalment of its registered capital has been fully paid up and verified by a qualified independent accounting firms confirming the Company's contribution of same, and the second instalments are required to be contributed by the Company prior to December 31, 2005. Except as disclosed in the Prospectuses, the Company's interest in SMIC Tianjin is free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity in favor of any third party; (iii) the articles of association of each PRC Subsidiary comply with all applicable laws and regulations of the PRC and have been approved by relevant PRC governmental authorities and are in full force and effect; (iv) SMIC Tianjin is under no regulatory requirement for an annual review due to its recent establishment. SMIC Shanghai has passed its 2001 annual examination 2002 annual examination due to the registration authorities' issuance of a new business license reflecting its increase in registered capital. SMIC Beijing has passed 2002 annual examination by governmental authorities. Neither SMIC Shanghai nor SMIC Beijing has been found to have any deficiency or default under PRC laws and regulations, and both SMIC Shanghai and SMIC Beijing have timely received all requisite certifications from each applicable governmental authority in respect of such annual examinations; (v) SMIC Shanghai is duly accredited as an integrated circuit production enterprise under the laws and regulations of the PRC, and is entitled to preferential industrial and taxation policies promulgated by the State Council of the PRC as described in the Prospectuses. SMIC Beijing and SMIC Tianjin have not yet received accreditation as integrated circuit production enterprises, and the Company expects SMIC Beijing and SMIC Tianjin to timely receive, their respective accreditation as integrated circuit production enterprise.

5. The section headed "1. Further Information About Our Company - e. Our subsidiaries" in Appendix V to the Hong Kong Prospectus correctly identifies each Non-PRC Subsidiary. Each Non-PRC Subsidiary of the Company has been duly incorporated or established and is an existing corporation in good standing under the laws of the jurisdiction of its incorporation or establishment, with power and authority (corporate and other) to own its properties and conduct its business as described in the Prospectuses; and each Non-PRC Subsidiary of the Company is duly qualified to do business as a foreign corporation or entity in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not have a Material Adverse Effect; all of the issued and outstanding capital stock of each Non-PRC Subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock of each Non-PRC Subsidiary owned by the Company, directly or through subsidiaries, is owned free from and clear of all liens, charges, encumbrances and defects.

6. The authorized and issued share capital of the Company as of the dates indicated is correctly set forth in the sections headed "Share capital" and "Financial Information - Capitalization" in the Hong Kong Prospectus. The shares of outstanding capital stock of the Company have been issued in compliance with all applicable securities laws. Except as disclosed in the Prospectuses, there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of the Company's capital stock or any such options, rights, convertible securities or obligations. The Offer Shares, and all other outstanding shares of capital stock of the Company have been duly authorized; all outstanding shares of capital stock of the Company are, and, when the International Offer Shares and US Offer Shares have been delivered and paid for in accordance with the International Underwriting Agreement on each Closing Date (as defined therein) and when the Hong Kong Offer Shares have been delivered and paid in accordance with this Agreement and on the terms of the Hong Kong Prospectus, the Offer Shares will have been validly issued, fully paid and nonassessable and will conform to the description thereof contained in the Prospectuses; the holders of the Offer Shares, (including the Depositary, which will hold Shares on behalf of holders from time to time of American depositary receipts which evidence ADSs), against payment of the purchase price in accordance with the International Underwriting Agreement on each Closing Date (as defined therein) and this Agreement, will be, except subject to the terms and provisions of the Deposit Agreement, entitled to all the rights of a shareholder conferred by the Memorandum of Association and Articles of Association of the Company and the Companies Ordinance and Cayman Islands law; there are no restrictions on transfers of the Offer Shares, except as disclosed in the Prospectuses; the Shares may be freely deposited by the Company with the Depositary against issuance of ADRs as contemplated in the Deposit Agreement; and the Offer Shares are freely issuable and transferable by or on behalf of the Company to or for the account of the several Underwriters.

7.  The statements contained in the Prospectus:

(a) under the heading "Working Capital" in the section headed "Financial Information"; and

(b) under the heading "Use of Proceeds and Future Plans and Prospects",

represent the true and honest belief of the Directors arrived at after due, proper and careful consideration and enquiry.

8. In respect of the connected transactions (as defined under the Hong Kong Listing Rules) between the Company and any connected person (as defined under the Hong Kong Listing Rules) (the Connected Transactions):

(a) the statements contained in the Prospectus relating to the Connected Transactions are true and accurate in all material respects and there are no other facts known to the Directors the omission of which would make any such statements misleading in all material respects, and there are no other Connected Transactions which have not been disclosed or reflected in the Prospectus;

(b) all information (including but not limited to historical figures) and documentation provided by the Company to the Sponsors and the Hong Kong Underwriters and their professional advisers are true and accurate and there is no other information or document which have not been provided the result of which would make the information and documents so received misleading in any material respect;

(c) the Company (insofar as it is a party to any Connected Transactions) has complied with and will continue to comply with the Hong Kong Listing Rules in relation to Connected Transactions including ensuring that the terms of such Connected Transactions are fair and reasonable so far as the shareholders of the Company are concerned;

(d) the Company has complied with and undertakes to continue to comply with the terms of the Connected Transactions disclosed in the Prospectus so long as the agreement relating thereto is in effect and shall inform the Joint Sponsors should there by any breach of any such terms either before or after the listing of Shares on the Hong Kong Stock Exchange; and

(e) each of the Connected Transactions and the Connected Transaction agreements as disclosed in the Prospectus constitutes a legal, valid and binding agreement, enforceable in accordance with its terms by the relevant member of the Group against the other party.

9. Save as described in the section headed "Connected Transactions and other Related Party Transactions" in the Prospectus, there are no other connected transactions (as defined in the Hong Kong Listing Rules) which the Company and/or any of the Subsidiaries has entered into.

10. All material contracts to which any member of the Group is a party which are required to be filed with the Hong Kong Registrar of Companies will be filed.

11. There are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder's fee or other like payment in connection with the Global Offering.

12. The Hong Kong Offer Shares have (as at the date of this Agreement) been approved in principle for listing, will (as at the Closing) be approved for listing subject to allotment and issue of Shares, and will (immediately prior to commencement of dealings in the Offer Shares on the Hong Kong Stock Exchange) have been formally approved for listing.

13. No consent, approval, authorization, or order of, clearance by, or registration or filing with, any governmental agency or body or any court or any stock exchange is required to be obtained or made by the Company for the consummation of the transactions contemplated by this Agreement, the Receiving Bankers Agreement or the Registrars Agreement in connection with the issuance of the Offer Shares by the Company, including the deposit of any Securities represented by the ADSs with the Depositary and the issuance of the ADRs evidencing the ADSs, the listing of all of the Company's Shares (including the Offer Shares) in ordinary form on the Hong Kong Stock Exchange and the listing of the ADSs on the New York Stock Exchange, the offer of the Hong Kong Offer Shares, except such consents, approvals, authorizations, orders, clearances, registrations or filings as have been obtained or made and are in full force and effect under the Securities Act, the Japanese Rules and Regulations (as defined herein) and such as may be required under applicable state securities laws, blue sky laws in the United States, Hong Kong, the Cayman Islands and the Foreign Exchange and Foreign Trade Law of Japan and the rules of the National Association of Securities Dealers, Inc. (NASD).

14. Except as disclosed in the Prospectuses, under current laws and regulations of the Cayman Islands and any political subdivision thereof, all dividends and other distributions declared and payable on the Offer Shares, including those represented by the ADSs, may be paid by the Company to the holder thereof in United States dollars or Hong Kong dollars and all such payments made to holders thereof who are non-residents of the Cayman Islands will not be subject to income, withholding or other taxes under laws and regulations of the Cayman Islands or any political subdivision or taxing authority thereof or therein and will otherwise be free and clear of any other tax, duty, withholding or deduction in the Cayman Islands or any political subdivision or taxing authority thereof or therein and without the necessity of obtaining any governmental authorization in the Cayman Islands or any political subdivision or taxing authority thereof or therein.

15. The execution, delivery and performance of this Agreement, the Receiving Bankers' Agreement, the Registrar's Agreement and the International Underwriting Agreement, and the consummation of the transactions contemplated in each of them, and the issuance and sale of the Offer Shares, including the deposit of any Securities represented by the ADSs with the Depositary and the issuance of the ADRs evidencing the ADSs, the offering of the Hong Kong Offer Shares and the listing of all of the Company's Shares (including the Offer Shares) in ordinary form on the Hong Kong Stock Exchange and the listing of the ADSs on the New York Stock Exchange, do not and will not result in a breach or violation of any of the terms and provisions of, or constitute a default or require any consent under, (i) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any subsidiary of the Company or any of their properties, (ii) any agreement or instrument to which the Company or any such subsidiary is a party or by which the Company or any such subsidiary is bound or to which any of the properties of the Company or any such subsidiary is subject except for any breach, violation or default which would not have a Material Adverse Effect, or (iii) the Memorandum of Association or Articles of Association or any other constituent document of the Company or any such subsidiary.

16. Each of this Agreement, the Receiving Bankers' Agreement, the Registrar's Agreement and the International Underwriting Agreement (and the other agreements contemplated herein and therein) has been or will be duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company.

17. The sixth amended and restated registration rights agreement, dated February 23, 2004 by and among the Shareholders of the Company listed in Annex A through D thereof and the Company (the Registration Rights Agreement) has been duly authorized, executed and delivered by or on behalf of the Company and constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms against the Company except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

18. Except as disclosed in the Prospectuses, each of the Company and its Subsidiaries has good and marketable title to all real properties and all other properties and assets owned by them which is, in each case, material to their business or operations, in each case free from and clear of all liens, encumbrances, charges, defects, claims, options or restrictions that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them; and except as disclosed in the Prospectuses, the Company and its Subsidiaries hold all material leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them, except that pursuant to the Land Use Right Transfer Contract (the Beijing Land Contract) entered into between SMIC Beijing and the Building & Land Administration Department of Beijing Economy and Technology Development Area on December 31, 2002, use of the land stipulated in the Beijing Land Contract is confined to construction of micro-electronic factories; if products manufactured by SMIC Beijing are not micro-electronics, SMIC Beijing is required to pay additional land premium based on the then standard land price announced by Beijing Economic and Technological Development Area; if SMIC Beijing transfers or leases the land use right to a third party or SMIC Beijing carries out other business activities, SMIC Beijing is required to pay additional land premium based on the then standard land price announced by Beijing Economic and Technological Development Area; if SMIC Beijing mortgages the land use right and a mortgagee forecloses the mortgaged property, the mortgagee has to deduct the land premium which will be the then standard land use price announced by Beijing Economic and Technological Area, from the sale proceeds and then pay the land premium to the Building and Land Administration Bureau of Beijing Economic and Technological Development Area; and except as disclosed in the Prospectuses, the Company and its subsidiaries hold all leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them. SMIC Shanghai and SMIC Beijing have obtained their respective land-use rights required to conduct its business, including land-use rights validly granted and/or transferred to them and held in their respective names relating to land on which their facilities are located respectively in Shanghai and Beijing. SMIC Beijing has fully paid the land-use right transfer fee, free and clear of all encumbrances and defects, except that it has not paid relevant stamp tax in connection therewith. However, the above failure to pay such stamp tax does not affect the validity of SMIC Beijing's title to the land use rights. SMIC Tianjin is in the process of amending the land use right certificate currently held in the name of Motorola (China) Electronics Limited, relating to land on which its facilities are located, whereas its investor, the Company, has already issued to Motorola (China) Electronics Limited certain shares and warrants to purchase additional shares, as consideration for assets including the above land use right it purchased from the latter.

19. Except as disclosed in the Prospectuses, the Company and its Subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

20. No labor dispute between the Company or any Subsidiary and their respective employees exists or, to the knowledge of the Company, is imminent that would reasonably be expected to have a Material Adverse Effect.

21. Each of the Company and its Subsidiaries owns or possesses the right to use all patents and other rights to inventions, trademarks, trademark registrations, service marks, service mark registrations, trade names, copyrights, trades secrets, know-how, licenses, and other intellectual property (collectively, intellectual property rights) necessary to conduct the business now operated by it or presently employed by them, and if such business is described in the Prospectuses, as described in the Prospectuses, except where such failure to own or possess rights to use which would not have a Material Adverse Effect. To the knowledge of the Company (after due and careful enquiry) and except as described in the Prospectuses, there is no reasonable basis to allege that the Company or any of its subsidiaries has infringed or violated, is infringing or violating, or will infringe or violate any intellectual property rights of others. Except as described in the Prospectuses, the Company has not received any notice or communication alleging that the Company or any of its subsidiaries infringes any intellectual property rights of others that, if determined adversely to the Company or any of its subsidiaries would, individually or in the aggregate have a Material Adverse Effect.

22. Except as disclosed in the Prospectus, no stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the International Underwriters, the US Underwriters or the Hong Kong Underwriters to Hong Kong, the United States, the PRC or the Cayman Islands or any political subdivision or taxing authority thereof or therein in connection with (A) the issuance, offer, sale and delivery by the Company of the Offer Shares, (B) the deposit by the Company of any Securities represented by the ADSs with the Depositary and the issuance of the ADRs evidencing the ADSs, (C) the sale and delivery of the Offer Shares by the Underwriters as part of the Underwriters' distribution of the Offer Shares as contemplated hereunder; and (D) the delivery of the Securities to be sold by the Selling Shareholders in the manner contemplated by the International Underwriting Agreement.

23. No holder of any of the Offer Shares after completion of the Global Offering is or will be subject to any liability of the Company by virtue only of his holding of any such Offer Shares. Except as disclosed in the Prospectuses, there are no limitations on the rights of holders of the Offer Shares to hold, vote or transfer their Offer Shares.

24. Each of the Company and its Subsidiaries has filed on a timely basis all necessary tax returns, reports and filings, and all such returns, reports or filings are true, correct and complete in all material respects, and are not the subject of any disputes with revenue or other authorities other than these disputes which if determined adversely to the Company, would not have a Material Adverse Effect; and, to the knowledge of the Company after due investigation, there are no circumstances giving rise to such disputes. The Company and each of its subsidiaries, has paid all material taxes required to be paid by them and has no knowledge of any tax deficiency which might be assessed, except as would not have a Material Adverse Effect.

25. Except as disclosed in the Prospectuses, neither the Company nor any of its subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, environmental laws), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.

26. The Company and its subsidiaries maintain insurance in such amounts and covering such risks as the Company reasonably considers adequate for the conduct of its business and as is customary for similarly-sized companies engaged in similar businesses in similar industries and in similar locations, all of which insurance is in full force and effect, except where the failure to maintain such insurance could not reasonably be expected to have a Material Adverse Effect. There are no material claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. The Company has no reason to believe that it will not be able to renew its existing insurance as and when such coverage expires or will be able to obtain replacement insurance adequate for the conduct of the business and the value of its properties at a cost that could not reasonably be expected to have a Material Adverse Effect.

27. None of the Company, its Subsidiaries or any of their officers or directors (whether or not pursuant to the Directed Share Program) has paid, promised or authorized the payment, directly or indirectly, of any monies or any thing of value, in each case to the extent that such payment, promise or authorization constitutes bribery in breach of applicable laws of the Cayman Islands, Hong Kong or the PRC, to any government official or employee of any political party for the purpose of influencing any act or decision of such official or of the government to obtain or retain business, or direct business to the Company or any of its subsidiaries, made any unlawful contribution or gift to any political or governmental organization, party or individual to any candidate for government office, or failed to disclose fully any contribution in violation of law or made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required by the laws of the United States or any jurisdiction thereof or permitted by all such applicable laws (any such act, a Prohibited Payment). A Prohibited Payment does not include the payment of reasonable and bona fide expenditures, such as travel and lodging expenses, which are directly related to the promotion, demonstration or explanation of products or services, or the execution or performance of a contract with a government authority or agency thereof; provided that such payments are permissible under applicable laws.

28. Except as disclosed in the Prospectuses, there are no pending actions, suits or proceedings against or affecting the Company, any of its subsidiaries or any of their respective properties (including, to the knowledge of the Company, any actions, suits or proceedings alleging that the Company or any of its subsidiaries has infringed or violated, is infringing or violating or will infringe or violate any intellectual property rights of others, any actions, suits or proceedings against current or former employees of the Company or any of its subsidiaries) that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement; and, to the knowledge of the Company, no such actions, suits or proceedings are threatened or contemplated.

29. The Reporting Accountants who prepared the accountants' report contained in the Hong Kong Prospectus are independent auditors complying with the guidelines on independence issued by the Hong Kong Society of Accountants.

30. The financial statements and data included in the Prospectuses present fairly the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial data have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis; and the notes included in each Prospectus present fairly the information required to be stated therein; and the assumptions used in preparing the pro forma financial statements included in the Prospectuses provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts.

31. Except as disclosed in the Prospectuses, since the date of the latest audited financial statements included in the Prospectuses, neither the Company nor its subsidiaries has (i) entered into or assumed any material contract, (ii) incurred, assumed or acquired any material liability (including contingent liability) or other obligation, (iii) acquired or disposed of or agreed to acquire or dispose of any business or any other asset material to the Company and its subsidiaries taken as a whole or (iv) entered into a letter of intent or memorandum of understanding (or announced an intention to do so) relating to any matter identified in clauses (i) through (iii) above, nor has the Company or its subsidiaries sustained any material loss or interference with its business from fire, explosion or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, and since the respective dates as of which information is given in the Prospectus, nor has there been any change in the capital stock (including registered capital) or long-term debt of the Company or its subsidiaries or any material adverse change in or affecting the financial position, business prospects, shareholders' equity or results of operations of the Company or its subsidiaries.

32. No material information was withheld from the Reporting Accountants for the purpose of their preparation of their report in the Prospectus including for the purpose of the Reporting Accountants' review of the Company's financial reporting procedures and all information given to the Reporting Accountants for such purposes was given in good faith, the factual contents of such report are true, accurate and complete in all material respects and no material fact or matter has been omitted.

33. The Company and each of its subsidiaries have devised and maintain a system of internal accounting and other controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with the management's general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with United States generally accepted accounting principles and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management's general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and its subsidiaries maintain and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect their transactions and dispositions of assets.

34. The Company is not and, after giving effect to the offering and sale of the Offer Shares and the application of the proceeds thereof as described in the Prospectuses, will not be an "investment company" as defined in the US Investment Company Act of 1940, as amended.

35. The Company does not expect to be a passive foreign investment company
(PFIC) within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended, for the tax year ending December 31, 2004, and does not expect to become a PFIC in the future. The Company has no plan or intention to take any action that would result in the Company becoming a PFIC in the future.

36. Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or affiliates (within the meaning of the Securities Act and the regulations thereunder) has taken, nor will any of them take, directly or indirectly, any action which constitutes or is designed to cause or result in, or which could reasonably be expected to constitute, cause or result, under the Exchange Act, the SFO and rules and regulations thereunder, the rules and regulations of the Hong Kong Stock Exchange or the Hong Kong Listing Rules, in the stabilization or manipulation of the price of any security of the Company or its Subsidiaries to facilitate the sale or resale of the Offer Shares.

37. Except as disclosed in the Prospectuses, (A) no indebtedness (actual or contingent) and no contract or arrangement is outstanding between the Company or any of its subsidiaries and (B) no indebtedness (actual or contingent) and no material contract or arrangement is outstanding between the Company, or any of its subsidiaries and any director of the Company or any connected person of the Company or any of their associates (each within the meaning of the Hong Kong Listing Rules). To the knowledge of the Company (after making all reasonable inquiries), except as disclosed in the Prospectuses, none of the directors or substantial shareholders of the Company or any of their respective associates (as defined in the Hong Kong Listing Rules) is engaged in any business similar to or in competition with the business of the Company or any of its subsidiaries nor are any of the directors of the Company interested, directly or indirectly, in any assets which have since the date two years immediately proceeding the date of the Hong Kong Prospectus been acquired or disposed of by or leased to or by the Company or any of its subsidiaries.

38. The Company is in compliance with all applicable provisions of the Sarbanes-Oxley Act and will ensure that it is in compliance with all of the other applicable provisions of the Sarbanes-Oxley Act upon the subsequent release by the US SEC of rules and regulations promulgated under the Sarbanes-Oxley Act.

39. The section entitled "Financial Information - Management's Discussion and Analysis of Financial Condition and Results of Operation - Critical Accounting Policies" in the Hong Kong Prospectus accurately and fully describes (A) accounting policies which the Company believes are the most important in the portrayal of the financial condition and results of operations of the Company and its consolidated subsidiaries and which require management's most difficult, subjective or complex judgments ("critical accounting policies"); (B) judgments and uncertainties affecting the application of critical accounting policies; and
(C) explanation of the likelihood that materially different amounts would be reported under different conditions or using different assumptions. The Company's board of directors, senior management and audit committee have reviewed and agreed with the selection, application and disclosure of critical accounting policies. The section entitled "Financial Information - Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" in the Hong Kong Prospectus accurately and fully describes (x) all material trends, demands, commitments, events, uncertainties and risks, and the potential effects thereof, that the Company believes would materially affect liquidity and are reasonably likely to occur; and (y) all off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources of the Company and its subsidiaries taken as a whole. Except as disclosed in the Prospectuses, there are no outstanding guarantees or other contingent obligations of the Company or any subsidiary that could reasonably be expected to have a Material Adverse Effect.

                                   SCHEDULE 4

                  HONG KONG UNDERWRITERS' SET OFF ARRANGEMENTS

1. This Schedule sets out the arrangements and terms pursuant to which the obligations of each Hong Kong Underwriter under clause 6 of this Agreement will be reduced to the extent that it makes (or procures to be made) one or more Valid Applications which is or are accepted (hereafter referred to as Underwriters' Applications). These arrangements mean that in no circumstances will any Hong Kong Underwriter have any further liability as a Hong Kong Underwriter if one or more Underwriters' Applications, duly made by it or procured by it to be made, are validly made and accepted for not less than the number of the Hong Kong Offer Shares noted against its name in Schedule 1.

2. In order to qualify as Underwriters' Applications, such applications must be made on one or more Application Forms and delivered, together with a cheque or cheques or banker's cashier order or orders for the amounts payable on application (including brokerage and transaction levy and Hong Kong Stock Exchange trading fee), to the Sponsors by not later than 10:00 a.m. on the Acceptance Date. Each such application must bear the stamp of the Hong Kong Underwriter or the Hong Kong Underwriter's broker or nominee by whom or on whose behalf the application is made or, if made by the Hong Kong Underwriter's sub-underwriter, marked to identify the relevant Hong Kong Underwriter and there must be clearly marked on the Application Form(s) "SMIC - Underwriter's Application". These applications will subsequently be notified and delivered by the Sponsors to the Receiving Bankers by 12:00 noon on the Acceptance Date.

3. If all of the Hong Kong Offer Shares shall not have been validly both applied and paid for in the manner referred to in this Agreement, each Hong Kong Underwriter will, subject to the provisions of this Agreement, be obliged to take up the proportion of the shortfall that (a) its net underwriting participation (that is its underwriting participation pursuant to clause 6 less the aggregate number of Hong Kong Offer Shares for which Underwriters' Applications have been made by it or procured to be made by into the extent that they have been accepted and up to the limit of its underwriting participation), bears to (b) the aggregate of the underwriting participation of all the Hong Kong Underwriters including itself less the aggregate number of Hong Kong Offer Shares for which Underwriters' Applications have been made (including by itself).

4. The obligations of Hong Kong Underwriters determined pursuant to paragraph 3 above may be rounded, as determined by the Sponsors in their sole discretion, to avoid fractions. The determination of the Sponsors shall be final and conclusive.

5. No preferential consideration will be given in respect of Underwriters' Applications.

                                   SCHEDULE 5

                            ADVERTISING ARRANGEMENTS

Newspapers                               Dates

South China Morning Post                 8 March 2004
                                         9 March 2004
                                         10 March 2004
                                         11 March 2004

Hong Kong Economic Times                 8 March 2004
                                         9 March 2004
                                         10 March 2004
                                         11 March 2004

SIGNED by                            )
for and on behalf of                 )
SEMICONDUCTOR MANUFACTURING          )
INTERNATIONAL CORPORATION            )
in the presence of:                  )


SIGNED by                            )
for and on behalf of                 )
CREDIT SUISSE FIRST                  )
BOSTON (HONG KONG) LIMITED           )
in the presence of:                  )


SIGNED by                            )
and                                  )
for and on behalf of                 )
DEUTSCHE BANK AG,                    )
HONG KONG BRANCH                     )
in the presence of:                  )

SIGNED by                            )
for and on behalf of                 )
                                     )
as duly authorized attorney for      )
BOCI ASIA LIMITED,                   )
CSC SECURITIES (HK) LIMITED,         )
DBS ASIA CAPITAL LIMITED,            )
FIRST SHANGHAI SECURITIES LTD.,      )
THE HONGKONG AND SHANGHAI            )
BANKING CORPORATION LIMITED,         )
KINGSTON SECURITIES LTD.,            )
SINOPAC SECURITIES (ASIA) LIMITED,   )
SOUTH CHINA SECURITIES LTD.          )
in the presence of:                  )